Exhibit 2

Council of Europe Development Bank Year ended December 31, 2020
Independent auditor’s report on the annual financial statements
ERNST & YOUNG Audit

ERNST & YOUNG Audit Tour First TSA 14444 92037 Paris-La Défense cedex	Tél. : +33 (0) 1 46 93 60 00 www.ey.com/fr

Council of Europe Development Bank

Year ended December 31, 2020

Independent auditor’s report on the annual financial statements

To the Members of the Governing Board, the Administrative Council and the Auditing Board,

Opinion

We have audited the annual financial statements of Council of Europe Development Bank (the “Bank”), which comprise the balance sheet as at December 31, 2020 and the income statement, the statement of comprehensive income, the statement of changes in equity and the statement of cash flows for the year then ended, as well as notes to the annual financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying annual financial statements present fairly, in all material respects, the financial position of the Bank as at December 31, 2020, and its financial performance and cash flows for the year then ended, in accordance with International Financial Reporting Standards as adopted by the EU.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Bank in accordance with the International Code of Ethics for Professional Accountants (including International Independence Standards) (IESBA Code) together with the ethical requirements that are relevant to our audit of the annual financial statements in France, and we have fulfilled our other ethical responsibilities in accordance with these requirements and the IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Due to the global crisis related to the Covid-19 pandemic, the financial statements for this period have been prepared and audited under specific conditions. Indeed, this crisis and the exceptional measures taken in the context of the state of sanitary emergency have had numerous consequences for companies, particularly on their operations and their financing, and have led to greater uncertainties on their future prospects. Those measures, such as travel restrictions and remote working, have also had an impact on the companies' internal organization and the performance of the audits.

It is in this complex and evolving context that we present hereafter the key audit matters.

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the annual financial statements for the current period. Those matters were addressed in the context of our audit of the annual financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on those matters.

S.A.S. à capital variable

344 366 315 R.C.S. Nanterre

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Valuation of financial instruments at fair value through profit or loss and hedging derivative financial instruments

Risk identified

As at December 31, 2020, financial instruments at fair value through profit or loss amounted to K€ 158,614 in assets and K€ 549,039 in liabilities. Hedging derivative financial instruments amounted to K€ 992,233 in assets and K€ 651,892 in liabilities.

As set out in Note A to the annual financial statements, the financial assets and liabilities under these categories are valued and recorded at their market value. The market value of these instruments is determined either by using quoted prices on an active market or by applying a valuation technique including:

●	the mathematical calculation methods based on financial assumptions;

●	the parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

Given the significance of those financial instruments and the related estimation inherent uncertainty, we considered the valuation of financial instruments at fair value through profit or loss and hedging derivative financial instruments as a key audit matter.

Our response

We obtained an understanding of the Bank’s process related to the determination of the fair value of interest-rate swaps and currency-rate swaps, as well as the methodology implemented by the Bank to model the fair valuation.

We compared the valuation of swaps to external information prepared by the counterparties and recalculated the valuation for a sample of interest-rate swaps (IRS) and currency-interest-rate swaps (CIRS).

Responsibilities of Management and Those Charged with Governance for the Annual Financial Statements

Management is responsible for the preparation and fair presentation of the annual financial statements in accordance with International Financial Reporting Standards as adopted by the EU, and for such internal control as management determines is necessary to enable the preparation of annual financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the annual financial statements, management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

Council of Europe Development Bank	2

Auditor’s Responsibilities for the Audit of the annual Financial Statements

Our objectives are to obtain reasonable assurance about whether the annual financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these annual financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●	Identify and assess the risks of material misstatement of the annual financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the annual financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern.

●	Evaluate the overall presentation, structure and content of the annual financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

Council of Europe Development Bank	3

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and we inform them of all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, actions taken to eliminate threats or safeguards applied.

Paris-La Défense, March 2, 2021

The Independent Auditor
ERNST & YOUNG Audit

Luc Valverde

Council of Europe Development Bank	4

FINANCIAL STATEMENTS 2020

CONTENTS

FINANCIAL STATEMENTS		2
The Bank’s objectives		2
Sectors of action		2
Balance sheet		3
Income statement		4
Statement of comprehensive income		5
Statement of changes in equity		5
Statement of cash flows		6
notes to the financial statements		7
NOTE A -	Summary of principal accounting methods applied by the Bank	7
NOTE B -	Risk management	17
NOTE C -	Financial instruments at fair value through profit or loss and hedging derivative financial instruments	35
NOTE D -	Financial assets and liabilities	36
NOTE E -	Market value measurement of financial instruments	37
NOTE F -	Offsetting financial assets and financial liabilities	38
NOTE G -	Financial assets at fair value through equity and at amortised cost	39
NOTE H -	Tangible and intangible assets	42
NOTE I -	Other assets and other liabilities	43
NOTE J-	Financial liabilities at amortised cost	43
NOTE K -	Social Dividend Account	46
NOTE L -	Provisions	47
NOTE M -	Capital	48
NOTE N -	Interest margin	50
NOTE O -	Segment information	51
NOTE P -	Net gains or losses from financial instruments at fair value through profit or loss	52
NOTE Q -	General operating expenses	52
NOTE R -	Cost of risk	52
NOTE S -	Financing commitments given or received	54
NOTE T -	Post-balance sheet events	54

FINANCIAL STATEMENTS 2020

FINANCIAL STATEMENTS

Prepared in compliance with IFRS adopted by the European Union

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Council of Europe Development Bank (CEB or the Bank) contributes to the implementation of socially-orientated investment projects in favour of social cohesion. In accordance with Administrative Council Resolution 1611 (2019), it does so through three major sectorial lines of action, namely:

●	Inclusive growth: working to guarantee access to economic opportunities to ensure a prosperous future for all.

●	Support for vulnerable groups: helping to integrate the most vulnerable citizens to nurture a more diverse society.

●	Environmental sustainability: supporting a liveable society that promotes environmental sustainability, mitigates and adapts to climate change.

Projects can fall into one, two or three of the sectorial lines of action cited above. These sectorial lines of action reflect both the CEB’s specific social vocation and the development logic underpinning all its activity in the following sectors of action: aid to refugees, migrants, displaced persons and other vulnerable groups; housing for low-income persons, improving living conditions in urban and rural areas, natural or ecological disasters, protection of the environment, protection and rehabilitation of the historic and cultural heritage, health, education and vocational training, administrative and judicial infrastructures, supporting micro, small and medium-sized enterprises (MSMEs) for the creation and preservation of viable jobs.

FINANCIAL STATEMENTS 2020

Balance sheet

In thousand euros
	Notes	31/12/2020	31/12/2019

Assets
Cash in hand, balances with central banks		1 060 252	677 861
Financial instruments at fair value through profit or loss	C	158 614	313 302
Hedging derivative financial instruments	C	992 233	838 246
Financial assets at fair value through equity	G	4 035 447	4 117 841
Financial assets at amortised cost	G
Loans		17 919 658	15 807 267
Advances		1 517 278	2 169 183
Debt securities		1 785 361	1 977 538
Tangible and intangible assets	H	59 464	57 824
Other assets	I	430 961	182 729

Total assets		27 959 268	26 141 791

Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss	C	549 039	187 340
Hedging derivative financial instruments	C	651 892	531 460
Financial liabilities at amortised cost	J
Amounts owed to credit institutions and to customers		130 606	153 940
Debt securities in issue		22 772 270	21 228 068
Other liabilities	I	313 367	583 134
Social Dividend Account	K	49 749	48 544
Provisions	L	360 168	320 501

Total liabilities		24 827 091	23 052 987

Equity
Capital	M
Subscribed		5 477 144	5 472 219
Uncalled		(4 864 180)	(4 859 802)
Called		612 964	612 417
General reserve		2 553 081	2 456 101
Net profit		74 802	104 685
Total capital, general reserve and net profit		3 240 847	3 173 203
Gains or losses recognised directly in equity		(108 670)	(84 399)
Total equity		3 132 177	3 088 804

Total liabilities and equity		27 959 268	26 141 791

FINANCIAL STATEMENTS 2020

Income statement

In thousand euros
	Notes	2020	2019

Interest and similar income
Financial assets at fair value through equity		(2 999)	40
Loans and advances at amortised cost		32 067	71 827
Debt securities at amortised cost		56 408	62 432

Interest expenses and similar charges
Amounts owed to credit institutions and to customers at amortised cost		2 744	2 233
Debt securities in issue at amortised cost		63 473	25 215
Other interest expenses and similar charges		(4 827)	(5 158)

Interest margin	N	146 866	156 589

Net gains or losses from financial instruments at fair value through profit or loss	P	(3 106)	665
Net gains from financial assets at fair value through equity		76	47
Commissions (income)		1 348	1 242
Commissions (expenses)		(5 853)	(2 010)

Net banking income		139 331	156 533

General operating expenses	Q	(50 981)	(49 027)
Depreciation and amortisation charges of tangible and intangible assets	H	(5 746)	(4 786)

Gross operating income		82 604	102 720

Cost of risk	R	(7 802)	1 965

Net profit		74 802	104 685

FINANCIAL STATEMENTS 2020

Statement of comprehensive income

In thousand euros
	2020	2019

Net profit	74 802	104 685

Items that may be reclassified to income statement	(683)	(11 941)
Changes in value of debt securities at fair value through equity	(2 295)	(1 148)
Changes in value of hedging derivative financial instruments	1 612	(10 793)

Items that will not be reclassified to income statement	(23 588)	(50 105)
Changes in actuarial differences related to the pension scheme	(20 249)	(42 523)
Changes in actuarial differences related to the other post-employment benefits	(3 291)	(7 774)
Changes in value of equity instruments	(49)	192

Total other elements of comprehensive income	(24 271)	(62 046)

Comprehensive income	50 531	42 639

Statement of changes in equity

							In thousand euros
	Capital and reserves			Gains or losses recognised directly in equity
	Called capital	Reserves and result	Total.	Debt securities at fair value through equity	Hedging derivative financial instruments	Actuarial differences	Equity instruments	Total.	Total equity
Equity as at 1 January 2019	612 417	2 456 100	3 068 517	27 249	18 822	(68 853)	429	(22 353)	3 046 164

Net profit 2019		104 685	104 685						104 685
Changes in value of assets and liabilities recognised directly in equity				(1 148)	(10 793)	(50 297)	192	(62 046)	(62 046)

Equity as at 31 December 2019	612 417	2 560 786	3 173 203	26 101	8 029	(119 150)	621	(84 399)	3 088 804

Capital increase	547	2 296	2 843						2 843
Appropriation of profit for the 2019 financial year		(10 000)	(10 000)						(10 000)
Net profit 2020		74 802	74 802						74 802
Changes in value of assets and liabilities recognised directly in equity				(2 295)	1 612	(23 540)	(49)	(24 271)	(24 271)

Equity as at 31 December 2020	612 964	2 627 883	3 240 847	23 806	9 641	(142 690)	572	(108 670)	3 132 177

In 2020, further to Andorra’s accession, the Bank’s subscribed capital increased by € 4 925 thousand, of which € 547 thousand related to called capital. Its contribution to the reserves totals € 2 296 thousand.

FINANCIAL STATEMENTS 2020

Statement of cash flows

In thousand euros
For the year ended 31 December		2020	2019

	Net profit	74 802	104 685
+/-	Depreciation charges of tangible and intangible assets	5 746	4 786
+/-	Impairment allowance	7 811	(1 972)
+/-	Net loss/net profit from investing operations	20 878	17 707
+/-	Change in interest receivable	24 205	16 665
+/-	Change in interest payable	(25 057)	(64 017)
+/-	Other movements	17 358	12 273
	Total of non-monetary items included in the result	50 941	(14 558)

+	Reimbursements related to operations with credit institutions and customers	2 669 329	2 457 279
-	Disbursements related to operations with credit institutions and customers	(4 520 843)	(3 177 668)
+	Reimbursements related to other operations affecting financial assets or liabilities	5 613 943	5 788 488
-	Disbursements related to other operations affecting financial assets or liabilities	(6 020 064)	(5 518 097)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(11 730)	2 266
	Net cash flows from assets and liabilities resulting from operating activities	(2 269 365)	(447 732)

	Total net cash flows from operating activities (a)	(2 143 621)	(357 606)

+	Reimbursements related to debt securities at amortised cost	180 000	150 000
+/-	Cash flows related to tangible and intangible assets	(7 160)	(7 108)
	Total net cash flows from investing operations (b)	172 840	142 892

+/-	Cash flows from or to member states	8 451	(2 320)
+	Reimbursements related to debt securities in issue at amortised cost	8 585 440	10 597 526
-	Disbursements related to debt securities in issue at amortised cost	(6 629 431)	(9 263 466)
	Total net cash flows from financing operations (c)	1 964 461	1 331 741

	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	(14 784)	7 166

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	(21 104)	1 124 193

	Cash and cash equivalents at the beginning of the financial year	2 550 085	1 425 892
	Cash in hand, balances with central banks	677 948	450 181
	Advances repayable on demand and term deposits with credit institutions	1 872 137	975 711
	Cash and cash equivalents at the end of the financial year	2 528 981	2 550 085
	Cash in hand, balances with central banks	1 060 360	677 948
	Advances repayable on demand and term deposits with credit institutions	1 468 620	1 872 137

	Changes in cash and cash equivalents	(21 104)	1 124 193

FINANCIAL STATEMENTS 2020

notes to the financial statements

NOTE A - Summary of principal accounting methods applied by the Bank

1.	Accounting standards

1.1 Applicable accounting standards

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union.

The Bank did not implement new standards, amendments or interpretations adopted by the European Union for which implementation was optional in 2020.

1.2 Interest rate benchmark reform (IBOR reform)

• Context of the reform

In 2014, the Financial Stability Board and the International Organization of Securities Commissions recommended strengthening IBOR indices and replacing them with risk-free rates (RFRs) based on overnight rates and real transactions.

On 15 January 2020, the European Union published a Commission regulation approving the “Interest rate benchmark reform - Phase 1 (amendments to IFRS 9, IAS 39 and IFRS 7)”. The changes introduced by this regulation are a first reaction to potential effects that IBOR reform could have on financial reporting and address pre-replacement issues.

In addition, on 13 January 2021 the European Union published a Commission regulation approving the “Interest rate benchmark reform - Phase 2 (amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16)”. The changes introduced by this regulation address issues that could affect financial reporting after the interest rate benchmark reform, including the replacement of IBORs by other benchmark rates.

• The IBOR replacement process

The replacement process of the IBORs is at different stages, and is progressing at different speeds, across several currencies. The indices EONIA (EUR), LIBOR GBP, LIBOR JPY, LIBOR CHF and one-week and two-month LIBOR USD will cease to exist after 2021, while EURIBOR, WIBOR, BUBOR and STIBOR are expected to be published beyond 2021 in reformed formats. The one-, three-, six- and twelve-month tenors of LIBOR USD are expected to be discontinued by June 2023.

• Organization of the reform implementation project and implications for the Bank

As regards derivatives, the CEB adhered to the ISDA IBOR Fallbacks Protocol in January 2021, which multilaterally amends existing ISDA Master Agreements and swaps outstanding under them with all other counterparties that have adhered to the protocol to incorporate IBOR fallback rates. These fallback rates replace the existing IBORs referred to in these agreements/swaps in case certain trigger events occur (in particular in the case of a permanent cessation of the publication of an IBOR). The same fallback rates apply to new swaps via revised definitions that ISDA has published together with the IBOR Fallbacks Protocol.

As part of its lending activities, the Bank has IBOR exposures on floating rate loans granted to its customers. The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its lending, investment and funding transactions.

In view of its operations, the Bank will apply in 2021 the interest rate benchmark reform. A working group assesses the risks and potential impacts of this transition and proactively monitors the latest developments initiated by financial regulators and professional associations. The Bank has taken actions to migrate from the current IBOR benchmarks to the new risk-free rates in line with current and future regulations for the new benchmarks.

1.3 Presentation currency

The presentation currency of the financial statements is the euro. The amounts presented in the financial statements and in the notes are in thousands of euros, unless otherwise specified.

2.	Foreign currency transactions

The financial statements are presented in euros.

Monetary assets and liabilities denominated in foreign currencies are translated into euros (CEB’s functional currency) at the exchange rate applicable at the end-date of the accounting period. Exchange variations resulting from this translation are accounted for in the income statement.

Forward currency transactions are valued at market value by using the forward exchange rate applicable for the remaining period for the currency concerned. Spot exchange positions are valued at the spot exchange rate at the end of the accounting period. The resulting exchange differences are recorded in the income statement.

FINANCIAL STATEMENTS 2020

3.	Use of estimates

Within the context of IFRS application, the CEB uses estimates to determine the value of its financial instruments, mainly for the valuation of derivative instruments and for determining the credit risk of financial assets and commitments. Except for these aspects, the CEB’s nature of operations does not necessitate, in terms of judgement and valuation complexity, significant estimates or defining assumptions in preparing its financial statements. However, economic and demographic assumptions are used to value the post-employment social commitments.

4.	Financial assets and liabilities

Financial instruments represent the contractual rights or obligations to receive or pay cash or other financial assets. The CEB’s banking activities are generally contractual in the form of financial instruments that cover a wide range of assets and liabilities such as loans, debt securities, debt securities in issue and derivatives (swaps, forwards).

In the financial statements, the classification and valuation method of financial assets and liabilities depends on their contractual characteristics as well as the manner in which the CEB manages these financial instruments.

However, this distinction is not applicable to derivative instruments that are always measured in the balance sheet at fair value regardless of the purpose of their holding (market activities or hedging transactions).

Financial instruments are recognised on a trade date basis.

Classification and measurement of financial assets and liabilities

Upon initial recognition, financial assets and liabilities are classified in the balance sheet under three categories (amortised cost, fair value through profit or loss and fair value through equity) which determine their accounting treatment and subsequent measurement. This classification is based on the characteristics of their contractual cash flows and how the Bank manages its financial instruments (business model).

Analysis of contractual cash flow characteristics

The purpose of the analysis of contractual cash flows characteristics is to limit the possibility of recording income from financial assets using the effective interest method only for instruments whose characteristics are similar to those of a basic loan contract, implying a high predictability of the associated cash flows. All other financial assets that do not have such characteristics are measured at fair value through profit or loss, regardless of the business model in which they are held.

Contractual cash flows that represent only repayments of principal and interest payments on outstanding principal are consistent with a basic loan contract (SPPI flows: Solely Payments of Principal and Interest).

In a basic loan contract, interest consists primarily of consideration for the time value of money and for credit risk. All non-basic financial assets are required to be recognised at fair value through profit or loss, regardless of the business model in which they are held.

Analysis of the model

The business model represents the way in which instruments are managed to generate cash flows and income. To determine the classification and valuation method of financial assets, it is necessary to distinguish between three business models:

- a model based on collecting contractual cash flows from financial assets;

- a model based on collecting contractual cash flows from financial assets and selling these assets;

- a model specific to other financial assets, particularly transaction assets, in which the collection of contractual cash flows is incidental.

4.1 Financial assets at amortised cost

Financial assets are classified at amortised cost if the following two criteria are met: the business model consists of holding the instrument to collect the contractual cash flows (“Held to Collect”) and the cash flows consist solely of payments of principal and interest on the principal.

Business model criteria

Financial assets are held to collect cash flows related to payments over the lifetime of the instrument.

Cash flow criteria

The cash flow criteria is met if the contractual terms of the debt instrument give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal outstanding. The category “Financial assets at amortised cost” includes loans granted and securities held to collect contractual payments (Treasury bills, government bonds and other debt securities).

FINANCIAL STATEMENTS 2020

Recognition

Upon initial recognition, financial assets are accounted for at fair value, including transaction costs directly attributable to the instrument. Subsequently, they are valued at amortised cost, including accrued interest and net of principal and interest repayments during the period. These financial assets are also initially subject to an impairment calculation for expected credit losses (Note R). Interest is calculated using the effective interest rate method determined at the inception of the contract.

In the context of fair value hedging transactions, the carrying amount of the assets is adjusted for gains and losses attributable to the hedged risk, in accordance with IFRS 9.

4.2 Financial assets at fair value through equity

Debt instruments

Debt instruments are classified at fair value through equity if the following two conditions are met:

Business model criteria

Financial assets are held within a business model whose objective is achieved by both collecting of contractual cash flows and selling financial assets (“Held to Collect and Sell”). The latter is not incidental but is an integral part of the business model.

Cash flow criteria

The principles are identical to those applicable to financial assets at amortised cost. Securities that are held to collect contractual cash flows or to be sold and that comply with the cash flow criteria are mainly classified in this category.

Recognition

Upon initial recognition, financial assets are recognised at market value, including transaction costs directly attributable to the transaction. They are subsequently measured at fair value and changes in fair value are recorded in equity under “Gains or losses recognised directly in equity”. These financial assets are also subject to a calculation of expected credit losses on the same terms as those applicable to debt instruments at amortised cost. On disposal, changes in value previously recognised in recyclable equity are reclassified to the income statement. On the other hand, interest is recognised in the income statement according to the effective interest rate method determined at the beginning of the contract.

In the context of fair value hedging transactions, the carrying amount of the assets is adjusted for gains and losses attributable to the hedged risk, in accordance with IFRS 9.

Equity instruments

Investments in equity instruments such as shares are classified by option, transaction by transaction, as financial assets at fair value through equity. When shares are sold, changes in value previously recorded in equity are not recognised in the income statement. Only dividends, provided that they represent a return on investment and not a repayment of capital, are recognised in the income statement. These instruments are not subject to impairment.

4.3 Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss concern debt instruments not held for trading that do not meet the criteria of the business model “Held to Collect” or “Held to Collect and Sell”, or that of cash flows.

These financial instruments are recorded at their market value, initial transaction costs being directly recognised in the income statement. At end-date, changes in market value are recorded in the income statement under “Net gains or losses from financial instruments at fair value through profit or loss”.

4.4 Financial liabilities

An issued financial instrument or its components are classified as liabilities, in accordance with the economic substance of the legal contract.

Issued financial instruments qualify as debt instruments if there is a contractual obligation for the Bank to settle with their holder.

Debt securities in issue

Debt securities in issue are initially recorded at their issuance value including transaction costs, and are subsequently valued at amortised cost by using the effective interest rate method.

In application of IFRS 9, within the context of fair value hedge transactions, the book value of issued debt is adjusted for the profits or losses relative to the hedged risk.

FINANCIAL STATEMENTS 2020

4.5 Financing and guarantee commitments

Financing and financial guarantee commitments that are not recognised as derivative instruments at fair value through profit or loss are presented in Note S relating to commitments given and received. They are depreciated for expected credit losses. These provisions are presented under the heading “Provisions”.

4.6 Impairment of financial assets at amortised cost and debt instruments at fair value through equity

The credit risk impairment model is based on expected losses. This model applies to loans and debt instruments classified at amortised cost or at fair value through equity, loan commitments and given financial guarantee contracts that are not recorded at fair value through profit or loss.

General approach

The Bank identifies three “stages”, each corresponding to a specific situation with respect to the evolution of credit risk of the counterparty since the initial recognition of the asset.

The 12-month expected credit losses “stage 1”:

At the reporting date, if the credit risk of the financial instrument has not increased significantly since its initial recognition, impairment is recognised for this instrument in an amount equal to the 12-month expected credit losses (resulting from default risks within the next 12 months).

Full lifetime expected losses for not impaired assets “stage 2”:

The impairment equals the lifetime expected credit losses (at maturity) if the credit risk of the financial instrument has increased significantly since initial recognition without the financial asset being impaired.

Full lifetime expected losses for impaired assets “stage 3”:

When an asset is impaired, the impairment is also equal to the lifetime expected credit losses at maturity.

This general model is applied to all financial instruments within the scope of the impairment of IFRS 9.

Interest income is calculated on the gross book value for outstanding amounts of stage 1 and stage 2.

For the outstanding amounts within stage 3, interest income is calculated on the basis of the amortised cost balance (i.e. the gross book value adjusted for impairment allowances).

Default definition

The definition of default is identical to the definition used by the Basel ratios. Thus, the counterparties are considered to be in default when a payment delay longer than 90 days is noted.

Impaired financial assets

A financial asset is impaired and classified as stage 3 when one or more events having a negative impact on the future cash flow of that financial asset have occurred.

At the individual level, an objective indication of impairment includes any observable data relating to the following events: existence of contractual payments more than 90 days past due; the awareness or observation of significant financial difficulties of the counterparty leading to the conclusion of a proven existing risk.

Significant increase in credit risk

A significant increase in credit risk can be assessed by considering all reasonable and supportable information and by comparing a financial instrument’s risk of default at the end-date with its risk of default at initial recognition.

The assessment of deterioration is based on a comparison of ratings or probabilities of default at initial recognition of financial instruments with those existing at the reporting date.

Expected losses measurement

Expected credit losses are defined as an estimate of credit losses (i.e. the present value of cash shortfalls) weighted by the probability of loss occurrence over the expected life of the financial instruments. They are calculated on an individual basis, for each exposure.

In practice, for exposures in stages 1 and 2, the expected credit losses are calculated as the Probability of Default (PD) multiplied by the Loss Given Default (LGD) and Exposure at Default (EAD), discounted at the effective interest rate of the exposure. They result from the default risk within the next 12 months (stage 1) or the risk of default over the lifetime till maturity (stage 2).

FINANCIAL STATEMENTS 2020

For exposures classified as stage 3, expected credit losses are calculated as cash flow shortfalls over the lifetime of the instrument, discounted at its effective interest rate. Cash flow shortfalls represent the difference between the contractual cash flows due and the expected cash flows.

The methodology implemented is based on existing concepts and frameworks (in particular the Basel framework).

Probability of Default (PD)

The Probability of Default is an estimate of the likelihood of a default over a given time horizon.

The measurement of expected credit losses requires the estimation of both 1-year probabilities of default and lifetime probabilities of default at maturity. The 1-year PD and the lifetime PD at maturity are point-in-time (PIT) probabilities derived from regulatory PD, based on long-term averages across the cycle, adjusted to reflect current conditions.

Given the absence of internal data with sufficient depth, the CEB uses external suppliers of PD data standardised according to the Bank’s counterparty portfolios.

Loss Given Default (LGD)

Loss Given Default is the difference between the contractual cash flow and the expected cash flow, discounted at the effective interest rate at the date of default. The LGD is expressed as a percentage of the EAD.

The estimation of expected cash flow includes cash flows from the sale of collateral held or other credit enhancement if these are included in the contractual terms and are not accounted for separately by the entity, net of the costs of obtaining and selling the collateral.

Given the absence of internal data with sufficient depth, the CEB uses external suppliers of LGD data standardised according to the Bank’s counterparty portfolios, credit enhancements and the “low cycle” effect (PIT).

Exposure At Default (EAD)

The Exposure At Default of an instrument is the anticipated outstanding amount owed by the borrower at the time of default. This amount is determined on the basis of the expected payment profile, and takes into account, based on the type of product, the contractual repayment schedule, expected early repayments and expected future drawings on credit agreements.

Forward-looking information

The amount of expected credit losses is measured on the basis of probability-weighted scenarios, taking into account past events, current conditions and reasonable and supportable economic forecasts.

The principles related to forward-looking information when measuring expected credit losses are detailed in Note R - Cost of risk.

4.7 Cost of risk

The cost of risk includes impairment allowances and reversals for 12-month expected losses and lifetime expected losses (stage 1 and stage 2) relating to debt instruments accounted for at amortised cost or at fair value through equity, loans commitments and financial guarantee contracts. The cost of risk also includes impairment allowances and reversals for financial assets for which an objective evidence of impairment exists (stage 3), write-offs on irrecoverable amounts and amounts recovered from impaired assets.

4.8 Derivative instruments

Derivative financial instruments are used by the CEB to manage and hedge the interest rate risk and/or foreign exchange risk of the hedged items. These are hedging derivative financial instruments.

Hedging transactions concern individual items or transactions (micro-hedging transactions).

Since 1 January 2019, the CEB applies phase 3 of IFRS 9 concerning general hedge accounting, or micro-hedging, which replaces IAS 39 “Financial Instruments: Recognition and Measurement”.

The objective of IFRS 9 phase 3 is to better align an entity’s risk management activities with the financial statements by changing some of the basics of hedge accounting.

First, IFRS 9 phase 3 isolates the cost of hedging relationships and separately accounts for it in Equity. Under IAS 39, the cost of hedging, represented by the time value of options, forward points and currency basis spreads, was recorded in the Income statement.

For the CEB, these changes mainly impacted hedging relationships where the hedged items are designated with the following hedging instruments:

- fixed / floating cross currency swaps designated as Fair Value Hedges

- floating / floating cross currency swaps designated as Cash Flow Hedges.

FINANCIAL STATEMENTS 2020

Second, IFRS 9 changed the criteria to demonstrate the effectiveness of hedging relationships:

-	The requirement of IAS 39 of a correlation between the changes in the fair value of the hedged item and the changes in the fair value of the hedging instrument within a range of 80% -125% is no longer mandatory

-	IFRS 9 does not prescribe a specific method for assessing whether a hedging relationship meets the effectiveness criteria but allows both qualitative and quantitative effectiveness tests as long as:

▪	there is an economic relationship between the hedged item and the hedging instrument,

▪	credit risk does not dominate the value changes that result from that economic relationship and

▪	the hedging relationship continues to be aligned with the documented risk management strategy.

Derivatives are classified into two categories:

- Transaction derivatives

Derivative instruments are by default considered to be transaction instruments, unless they can qualify as hedging instruments. They are recorded under the heading “Financial instruments at fair value through profit or loss” on the asset side of the balance sheet in case of positive market value and on the liability side of the balance sheet when the market value is negative. Profits or losses are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”.

- Derivatives and hedge accounting

Fair value hedging is used by the Bank to cover in particular the interest rate risk of assets and liabilities with fixed interest rates, for identified financial instruments (loans, debt securities, issues).

Interest rate cash flow hedging is used to hedge items exposed to changes in future cash flows related to a financial instrument recognised in the balance sheet (floating rate loans, securities or debt). The purpose of this hedging relationship is to hedge against an adverse change in the future cash flows of an item that may affect the income statement.

In order to qualify a financial instrument as a hedging derivative, the Bank keeps information on the hedge from its initial application. This information specifies the designated asset or liability, the hedged risk, the type of derivative instrument used and the valuation method which will be employed in assessing the retrospective and prospective effectiveness of the hedge.

The hedge must meet all of the hedge effectiveness requirements as defined by IFRS 9; this effectiveness must be ensured from the hedge’s initial application and subsequently throughout its lifetime.

In the case of a fair value hedge relationship, derivatives are revalued in the balance sheet at their fair value, whilst fair value variations are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”, symmetrically to the revaluation of the instruments hedged for the estimated risk. In the balance sheet, in the case of a hedging relationship of identified assets or liabilities, revaluation of the hedged item is accounted for in accordance with the classification of the instrument hedged. The impact recorded in the income statement represents the eventual ineffectiveness of the hedge.

In the case of a cash flow hedge relationship, changes in the fair value of hedging derivative financial instruments are recorded in equity as “Gains or losses recognised directly in equity” for their effective portion, while the ineffective portion is recognised as “Net gains or losses from financial instruments at fair value through profit or loss” in the income statement. In the case of interest rate derivatives, the accrued interest portion of the derivative financial instrument is recorded in the income statement under “Interest and similar income or expenses”, symmetrically with the interest income or expenses related to the hedged item.

In cases where a hedge is interrupted or it no longer satisfies the effectiveness tests, hedging derivatives are transferred to the trading portfolio and accounted for in accordance with the principles applicable to this category. In the case of interest rate instruments initially identified as hedged, the revaluation amount with respect to these instruments recorded in the balance sheet is amortised at the effective interest rate for its residual life duration. If the hedged items are no longer recorded in the balance sheet, particularly due to early redemption, this amount is immediately transferred to the income statement.

4.9 Fair value assessment

The fair value of financial assets and liabilities is composed of their market values and additional value adjustments as required by IFRS 13.

-	Market value

The financial assets and liabilities under categories “Financial instruments at fair value through profit or loss”, “Hedging derivative financial instruments” and “Financial assets at fair value through equity” are valued and recorded at their market value. The market value is equivalent to the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction.

FINANCIAL STATEMENTS 2020

Market value is determined as follows:

•	using quoted prices in an active market;

•	applying a valuation technique incorporating:

-	mathematical calculation methods based on recognised financial assumptions, and

-	parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

On the other hand, derivative instruments (foreign exchange, interest rate and currency swaps) are valued on the basis of commonly-accepted models (discounted cash flow method, Black and Scholes model, interpolation techniques) by using observable parameters.

-	Value adjustments

The valuation adjustments allow integration of the counterparty credit risk and of the Bank’s own credit risk within the fair value.

Value adjustment for the risk of the counterparty (Credit Valuation Adjustment – CVA) reflects the risk for the Bank not to recover the full market value from its transactions, in case of default of one of its counterparties.

Value adjustment for own credit risk (Own Credit Adjustment - OCA and Debit Valuation Adjustment – DVA) represents the effect of the CEB’s credit risk on valuation of its debt securities in issue and derivative financial liabilities.

These adjustments are calculated counterparty by counterparty and are based on the estimates of default exposures, probabilities of default and recovery rates in case of default.

The Exposure At Default is estimated using a model that quantifies the exposure at risk from the simulation of risk factors. The model takes into account collateral movements that depend on the characteristics of the Credit Support Annex (CSA) collateral agreement.

The CVA and DVA are recorded under the heading “Financial instruments at fair value through profit or loss” on the asset side of the balance sheet in the case of a positive value and on the liability side of the balance sheet when the value is negative. Gains and losses are recognised in the income statement under “Net gains or losses from financial instruments at fair value through profit or loss”.

4.10 Derecognition of financial assets and liabilities

Derecognition of financial assets

The Bank derecognises all or part of a financial asset either when the contractual rights to the cash flows from the asset expire or when the CEB transfers the contractual rights to receive the cash flows from the asset and substantially all the risks and rewards of ownership of the asset. If all these conditions are not fulfilled, the Bank retains the asset in its balance sheet and recognises a liability for the obligation created as a result of the transfer of the asset.

Derecognition of financial liabilities

The Bank derecognises all or part of a financial liability when the liability is extinguished in full or in part.

Repurchase agreements

Securities temporarily sold under repurchase agreements continue to be recognised in CEB’s balance sheet in their original portfolio. The corresponding liability is recognised at amortised cost under “Financial liabilities at amortised cost”.

Securities temporarily acquired under reverse repurchase agreements are not recognised in the Bank’s balance sheet. The corresponding receivable is recognised at amortised cost under “Financial assets at amortised cost”

5. Interest income and expense

Interest income and expense are recognised in the income statement for all financial instruments by using the effective interest rate method.

The effective interest rate is the rate that discounts exactly the estimated future cash payments or receipts through the expected life of the financial instrument to the net book value of the financial asset or liability. This calculation includes commissions paid or received, when similar to interests, transaction charges and all premiums and discounts.

FINANCIAL STATEMENTS 2020

6. Fixed assets

Fixed assets recorded in the Bank’s balance sheet include tangible and intangible operating assets and, since 1 January 2019, all leases within the scope of IFRS 16 “Leases” which replaces IAS 17 “Leases”.

According to IFRS 16, all leases within the scope of the standard must be recognised in the lessee’s balance sheet. The amount representing the right-of-use of the leased asset during the term of the contract is recognised as a tangible asset (Note H) and the amount corresponding to a lease liability is recognised as a liability (Note I).

In the income statement, the right-of-use is depreciated over the lifetime of the contract and an interest expense is recognised on the lease liability.

Fixed assets are recorded at their purchase price to which directly connected expenses are added.

Depreciation is calculated according to the estimated useful life of the asset expected by the Bank using the straight-line method, the residual value of the asset being deducted from its depreciable basis.

At every end-date, fixed assets are valued at their amortised cost (cost less depreciation and any possible impairment) and if necessary, an accounting adjustment is carried out with respect to the duration of the useful life and the residual value.

- Tangible assets

The following is the breakdown of the “building” part of the operational premises, every element being depreciated according to its own useful life:

-	Main works, façade and roofing (1)	-
-	General and technical installations	10 years
-	Fixtures and fittings	10 years

(1)	Given the Bank’s headquarters’ location in the centre of Paris, its residual value is assigned to the component “main works, façade and roofing” which is not subject to depreciation.

Land is not depreciated. The other tangible fixed assets are depreciated according to the following durations:

-	Fittings and furniture	10 years
-	Vehicles	4 years
-	Office and IT equipment	3 years

- Intangible assets

Intangible assets (IT software) are amortised according to the following durations:

-	Application software	5 years
-	System software	3 years
-	Office software	1 year

7. Post-employment staff benefits

The Bank’s pension scheme is a defined benefit scheme, funded by contributions made both by the Bank and by the employees. Benefits are calculated on the basis of the number of years of service and a percentage of the basic remuneration of the last year of service.

The other post-employment benefit schemes (health care, fiscal adjustment and termination of service) are likewise defined benefit schemes.

These schemes represent commitments on the part of the Bank, which are valued and for which provisions are set up. In conformity with IAS 19, actuarial valuations are carried out on these commitments, taking into account both financial and demographic assumptions. The actuarial gains or losses are recorded in the balance sheet under the heading “Provisions” by counterparty of “Statement of comprehensive income”.

The amount of the provision in relation to these commitments is determined by an independent actuary in accordance with the projected unit credit method.

8. Social Dividend Account

The Social Dividend Account (SDA) is used to finance grants in favour of projects complying with CEB objectives and located in eligible countries, as defined by the Administrative Council. The operating principles of the SDA were revised by Administrative Council Resolution 1589 (2016), approved on 17 November 2016. The revision consisted of making all of the Bank’s member states eligible for guarantee schemes.

FINANCIAL STATEMENTS 2020

In November 2019, the Administrative Council amended the methodology used to provide SDA guarantees for CEB loans. The new methodology is based on the concept of value at risk, i.e. the amount of losses which will not be exceeded for a given time period and probability. It will enable the Bank to guarantee a larger amount of loans, i.e. up to twice the amount covered under the current methodology, while maintaining a prudent approach to risk. The Administrative Council adopted the new methodology by amending the policy of the SDA through Resolution 1612 (2019).

The grants financed by the SDA may take the form of technical assistance, interest rate subsidies, guarantees and grant contributions.

-	Interest rate subsidies

Interest rate subsidies are used to reduce the amount of interests borne by a CEB borrower. Interest rate subsidies cover the interest rate differential between the rate applied by the Bank and the rate effectively paid by the borrower, for each tranche of the loan.

-	Guarantees

Guarantees on loans awarded by the CEB enable the Bank to fund projects that have a strong social impact but carry a high credit risk. The amount, the trigger event and the recovery mechanism are determined on a case by case basis.

-	Technical assistance

Technical assistance is used to help a CEB borrower to prepare and implement its project. Pre-feasibility, feasibility and technical studies, design and operating plans, institutional and legal appraisals, and other consultancy services necessary for the project preparation, execution or monitoring and reporting, procurement supervision and impact assessment may thus be financed.

-	Grant contributions

Grant contributions may be awarded in the framework of emergency situations or take the form of contributions to a common cause in the member states, pursued in cooperation with other international actors.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to € 300 thousand, which are approved by the Governor.

The SDA is funded mainly by contributions from the Bank’s member states, through dividends of a social nature, paid when the Bank’s annual profit is allocated.

9. Related parties

With respect to IAS 24, the Bank is not a subsidiary of any entity. The financial statements are not affected by related party relationships.

The information concerning Chairpersons and Appointed officials of the Bank is presented in paragraph 10 below.

10. Compensation for Chairpersons and Appointed Officials

The Articles of Agreement of the CEB lay down that the organisation, administration and supervision of the Bank are divided between the following organs:

-	the Governing Board,

-	the Administrative Council,

-	the Governor, and

-	the Auditing Board.

The Governing Board and the Administrative Council each consist of a Chairperson and one representative appointed by each member state. The Chairperson of the Governing Board and the Chairperson of the Administrative Council are elected by the Governing Board for a 3-year term, renewable once. A Vice-Chairperson is elected among the members of each body. The annual allowances of the Chairpersons and the Vice-Chairpersons are fixed by the Administrative Council for the duration of their terms of office.

The Governor is appointed by the Governing Board for a 5-year term and may be re-appointed once. He is assisted by one or more Vice-Governors, who are appointed by the Governing Board, for a 5-year term renewable once, upon the Governor’s proposal, following an opinion on conformity from the Administrative Council and after consultation with the members of the Governing Board. Their emoluments are fixed by the Administrative Council, within the framework of the approval of the annual budget of the Bank.

The CEB’s Chairpersons and Appointed Officials do not receive any stock options or any other kind of bonus. The Governor and Vice-Governors are affiliated to the medical and social coverage as well as the pension scheme of the CEB.

FINANCIAL STATEMENTS 2020

The gross compensation for CEB’s Chairpersons and Appointed Officials in office is summarised below:

	In thousand euros
	2020	2019
Official allowances
Chairperson of the Governing Board	45	45
Chairperson of the Administrative Council	45	45
Vice-Chairperson of the Governing Board (1)	6	5
Vice-Chairperson of the Administrative Council	6	6

Emoluments
Governor Wenzel	386	376
Vice-Governor Monticelli	294	286
Vice-Governor Sánchez-Yebra Alonso	294	286
Vice-Governor Boček (2)	294	191

(1)	Allowances of € 500 are paid monthly. The current incumbent took office on 30 March 2019. The post had been left vacant during the 1st quarter of 2019.

(2)	Vice-Governor Boček took office on 1 May 2019. The post had remained vacant during the first four months of 2019 and the entire year 2018. His mandate will end on 15 August 2021.

11. Taxation

The Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe states that the Bank’s assets, income and other property are exempt from all direct taxes in the Bank’s member states.

FINANCIAL STATEMENTS 2020

NOTE B - Risk management

The primary purpose of risk management is to ensure the Bank’s long-term financial sustainability and operational resilience while enabling the CEB to fulfil its social mandate. The Bank thus endeavours to implement international Best Banking Practices (BBP) by promoting a sound and prudent risk culture across all of its business lines.

This Note provides information about the Bank’s exposure to the main financial risks it faces in its regular course of business namely credit risk, market risk, liquidity risk, and operational risk. It also provides information about the objectives, policies, procedures, limits and controls that provide the CEB with the appropriate tools to identify, assess, monitor, report, mitigate and control such risks.

While the Bank is not subject to member states’ regulations, it considers European Union directives on banking regulation and recommendations from the Basel Committee on Banking Supervision as the reference for its Risk Management Framework.

The CEB regularly reviews its risk and control policies, including its monitoring procedures, in compliance with Best Banking Practices.

■ Risk Appetite

The Bank defines Risk Appetite as the aggregate level and types of risk it is willing to assume within its risk capacity to achieve its strategic objectives set out in its development plan.

A key instrument for fulfilling the CEB’s mandate is the lending of funds at advantageous rates, which requires raising funds on capital markets at competitive rates. For that purpose, maintaining a very strong credit risk profile is paramount.

The CEB financial and risk profile is driven by its risk appetite as set out with quantitative and qualitative key indicators and limits under its prudential framework (see chapter 4).

The Bank’s risk management adopts a prudent approach and mitigates risk to ensure the Bank’s long-term financial sustainability. The Bank has developed and implemented a comprehensive risk management framework to identify, assess, monitor, report, mitigate and control all the risks inherent in the CEB’s operations, as a result of both on- and off-balance sheet transactions.

■ Organisation

The Directorate for Risk and Control (R&C) is responsible for implementing the Risk Management Framework and in particular for the identification, monitoring and reporting of all risks across the Bank. In coordination with other directorates, R&C makes proposals for risk policies and methodologies, supervises their application, ensures overall coherence in risk management and warrants the completeness of risk reporting.

R&C is independent of other operational and business directorates, reporting directly to the Governor. The divisions within R&C cover the following risk areas: credit risk, market risk - including the Asset & Liability Management (ALM) from a risk angle - and operational risk.

The Finance Directorate is in charge of the operational ALM and the liquidity position of the Bank.

■ Decision-making Committees

The Bank has set up different decision-making committees responsible for defining and overseeing risk management policies in their respective fields. The Governor chairs all these committees.

-	The Credit Risk Committee (CRC) meets on a weekly basis and makes credit decisions in relation to lending and treasury exposure, based on internal credit risk assessments and recommendations.

-	The Asset & Liability Committee (ALCO) meets on a monthly basis, or more frequently if necessary, to formulate strategic orientations and address on a forward-looking basis interest rate, foreign exchange rate and liquidity risk arising throughout the balance-sheet.

-	The Committee for Operational Risks & Organisation (CORO) reviews operational risk issues at the CEB on a semi-annual basis and ensures that adequate steps are taken to mitigate, monitor and control these risks.

-	The IT Steering Committee reviews information system issues and takes appropriate actions to ensure operational resilience and business continuity. In addition, in order to fully ensure that IT-related decisions are properly aligned with business stakes and priorities, an IT Project Committee chaired by a Vice-Governor enables, through regular meetings, the anticipation of business requirements and the development of a shared vision on IT.

FINANCIAL STATEMENTS 2020

■ Controlling Bodies

Internal Audit (IA) is a permanent, autonomous entity within the CEB’s internal control system. The objective of IA is to provide the Governor and the CEB’s controlling bodies with independent and objective assurance of effective and controlled businesses and operational activities. IA examines whether the CEB’s activities are performed in conformity with existing policies, procedures and best practices, and assesses their associated risks. It also proposes recommendations for potential improvements of CEB’s operations.

The Office of the Chief Compliance Officer (OCCO) is the organisational unit tasked with addressing money laundering / financing of terrorism and tax evasion risks, as well as integrity, corruption and fraud issues. OCCO’s mission is to protect the Bank from financial and reputational risks, to promote ethical business standards and to contribute in an independent manner to the CEB’s effective management of compliance risks. OCCO’s core activities are to perform integrity due diligence checks on operations and counterparties, to safeguard the Bank’s integrity in its financial and loan operations and to safeguard the integrity and deontology of staff and Collegial Organs arising from failure to comply with the Bank’s standards and policies. In addition, OCCO ensures that procurement selection procedures comply with internal rules.

The Chief Information Security Officer (CISO) in the Compliance unit ensures that the CEB’s information assets and technologies are adequately protected. The CISO is in charge of defining the security policy, designing the security framework, and of identifying, developing, implementing, and maintaining processes across CEB to reduce information and information technology (IT) risks. The CISO responds to incidents, establishes appropriate standards and controls, manages security technologies, raises security awareness and ensures that information security policies and procedures are applied.

The Auditing Board is composed of three representatives from member states appointed on a rotating basis by the Governing Board for a three-year term (outgoing members act as advisors for an additional year). This Board examines the Bank’s accounts and checks their accuracy. The Auditing Board’s report, an excerpt from which is appended to the financial statements, is presented to the Bank’s governing bodies when the annual financial statements are submitted for approval.

The External Auditor is appointed by the Governing Board for a four-year term, which is renewable once for an additional three-year term, following a tender procedure, and based on the Auditing Board’s opinion and recommendations by the Administrative Council. The External Auditor is responsible for auditing the Bank’s financial statements according to IFAC1 professional auditing standards and for reviewing its internal control and risk management processes. The External Auditor drafts various reports, including the opinion report.

In addition, the Bank is assessed by three international rating agencies: Fitch Ratings, Moody’s and Standard & Poor’s, which perform in-depth analyses of the Bank’s financial situation and long-term creditworthiness as well as environmental, social and governance criteria, following an annual rating assignment.

■ Internal and external reporting on risk management

The Directorate for Risk & Control reports on a weekly basis to the Credit Risk Committee on credit risk across the Loan and Treasury activities.

On a monthly basis, the Finance Directorate reports to the Asset & Liability Committee on interest and exchange rate exposure, as well as on funding and liquidity position.

The Quarterly Risk Management Report, prepared by R&C, is presented both to the Administrative Council and the Governing Board. It provides information to the shareholders about the development of the CEB’s exposure to the main types of risks: credit, market, liquidity, operational risks and compliance with the prudential framework as defined internally.

The Bank also provides extensive information to the rating agencies to support their annual assessment. The CEB’s annual report prepared under Form 18-K in connection with the registration statement filed with the U.S. Securities and Exchange Commission also includes information on the Bank’s risk management.

Finally, the CEB’s annual Financial Report of the Governor provides a fair view of the risk management processes and practices in place at the Bank and discloses detailed data on its risk exposure.

1 International Federation of Accountants.

FINANCIAL STATEMENTS 2020

1. Credit risk

■ Overview of the assessment process

Credit risk is defined as the potential loss arising from a bank borrower or counterparty failing to meet its obligations in accordance with agreed terms. The Bank is exposed to credit risk in both its lending and treasury activities, as borrowers and treasury counterparties could default on their contractual obligations, or the value of the Bank’s investments could become impaired. Credit risk may also materialise in the form of a rating downgrade that may negatively affect the Bank’s capital or provisioning against credit losses. Credit risk also covers settlement and pre-settlement risk. Similarly, the collateral risk is considered as part of credit risk (collateral is essentially a credit risk mitigation technique). Overall, credit risk is a function of the amount of credit exposure and the credit quality of the borrower or transaction.

■ Credit risk identification and assessment

The credit risk management identifies all potential sources of credit risk inherent in all products and activities arising from the Bank’s lending and treasury activities across its balance sheet and off-balance sheet operations. The Bank ensures that the risks of new products and activities are subject to adequate risk management procedures and controls before being introduced or undertaken. Credit risk may materialise in the form of rating downgrades, (cross-) default on payment obligations or during the transaction settlement process.

Credit risk assessment is conducted by the Credit Risk Unit (CRU) (Financial Risks Division/ Directorate for Risk & Control) independently of lending or treasury officers with the aim of providing (i) appropriate checks and balances to ensure that credit is extended in accordance with risk principles and (ii) an independent judgment, uninfluenced by relationships with the borrower or intermediaries. Credit exposure is measured, monitored and controlled on a daily basis. Breach of limit, if any, is reported to senior management.

Internal credit ratings are the result of the Bank’s independent internal credit risk assessment. Internal credit ratings are an opinion on the ability and willingness of a borrower to pay its obligations in full and in a timely manner. They are generally based on a qualitative and quantitative assessment of risk factors and potential scenarios that may ultimately lead to a default situation. Internal credit ratings are assigned to all counterparties in the Finance Directorate and in the Loans & Social Development Directorate. The Bank may use external ratings for specific transactions, products or counterparties while ensuring a sound understanding of the underlying risk incurred. The defined limits to monitor credit risk arising from its operations are regularly reviewed. The internal rating methodologies are regularly reviewed and calibrated. Internal ratings are mapped to the rating scale of international rating agencies, and each internal rating thus corresponds to a rating on the scale, as described in the following table:

Rating Scale

CEB internal rating	Long-term		CEB internal rating	Long-term
	Moody’s	S&P /		Moody’s	S&P /
		Fitch			Fitch
10	Aaa	AAA	5	Ba1	BB+
9.5	Aa1	AA+	4.5	Ba2	BB
9	Aa2	AA	4	Ba3	BB-
8.5	Aa3	AA-	3.5	B1	B+
8	A1	A+	3	B2	B
7.5	A2	A	2.5	B3	B-
7	A3	A-	2	Caa1	CCC+
6.5	Baa1	BBB+	1.5	Caa2	CCC
6	Baa2	BBB	1	Caa3	CCC-
5.5	Baa3	BBB-	0.5	Ca	CC
			0.25	C	C
			0	D	D

FINANCIAL STATEMENTS 2020

■ Credit risk mitigation

The CEB actively uses credit risk mitigation (CRM) techniques to monitor and mitigate credit risk during the life of the transactions. Credit risk mitigation techniques can take the form of a guarantee, collateral, or contractual safeguards (contractual covenants).

Credit risk mitigation techniques for new transactions are proposed by CRU and subject to the approval of the Credit Risk Committee. Credit risk mitigation techniques for existing transactions are presented to the Credit Risk Committee at the annual counterparty review.

The credit risk of a new project is assessed during the appraisal process and requires approval from the relevant internal committees. All projects are submitted to the Administrative Council for approval.

An overall framework for financial operations is established by the Administrative Council through the Bank’s financial and risk policy. Within this framework, treasury transactions are assessed by CRU and submitted to the Credit Risk Committee for approval.

Finally, Large Exposure and concentration limits are also defined and reported to the Credit Risk Committee.

■ Overall credit risk exposure

The following table presents the Bank’s credit risk exposure both in the Loans and Social Development Directorate (L&D), i.e. loans and financing commitments, and the Finance Directorate, i.e. deposits, securities and derivatives, as at 31 December 2020 and 31 December 2019.

					In million euros
	2020				2019
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Loans	3 109	11 995	2 323	17 427	2 967	10 381	2 079	15 427
Financing commitments	1 236	5 409	1 530	8 175	1 796	3 736	546	6 079
Deposits	891	1 738		2 629	904	1 945		2 849
Securities	3 625	1 954		5 579	3 979	1 877		5 856
Swap - add on	235	133		367	324	74		398
Forex	149			149	67			67
Swap coll - NPV not covered		0.4	8	9		2	1	3
Total	9 245	21 229	3 862	34 335	10 038	18 016	2 627	30 680

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

•	Loans and financing commitments are reported after CRM

•	Loans, Deposits and Securities are reported at nominal value and excluding accrued interest

Loans & Social Development Directorate Activity

■ Loan operations

Credit risk in loan operations mainly arises from a bank borrower or counterparty failing to meet its contractual obligations or the materialisation of a rating downgrade.

■ Loan portfolio

As at 31 December 2020, loans outstanding reached € 17.4 billion increasing by 13.0% (+ € 2 billion) compared to the end of 2019. No missed payments were recorded in 2020, as was the case in 2019.

The table below displays the risk profile of the loan portfolio by rating and type of counterparty:

					In million euros
	2020				2019
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Sovereign,State Owned Financial Institutions and IFIs	1 056	5 984	2 067	9 107	671	5 109	1 931	7 710
Sub-sovereign administrations and financial institutions	1 938	2 726	74	4 738	1 918	2 160	6	4 085
Other financial institutions	22	3 187	59	3 268	298	3 102	22	3 422
Non-financial institutions	92	98	123	313	80	10	120	210
Total	3 109	11 995	2 323	17 427	2 967	10 381	2 079	15 427

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Loans reported after CRM at nominal value and excluding accrued interest

A significant part of the loan portfolio benefits from credit enhancements (collateral and guarantees) allowing for an improvement in credit risk quality. At the end of 2020, the Bank had received € 6.5 billion in guarantees and € 0.3 billion in collateral under the loan portfolio.

FINANCIAL STATEMENTS 2020

The impact of credit enhancements on the risk profile of loans outstanding is shown below:

					In million euros
	2020				2019
	Before		After		Before		After
	Amount	%	Amount	%	Amount	%	Amount	%
AAA/AA	2 615	15%	3 109	18%	2 321	15%	2 967	19%
A/BBB	10 637	61%	11 995	69%	8 766	57%	10 381	67%
BIG	4 174	24%	2 323	13%	4 341	28%	2 079	13%
Total	17 427	100%	17 427	100%	15 427	100%	15 427	100%

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Loans reported at nominal value and excluding accrued interest

As at 31 December 2020, loans outstanding after CRM that were rated investment grade represented 86.7% of the total loan portfolio, compared to 86.5% at the end of 2019. Loans outstanding to counterparties not rated by international rating agencies represented € 5.3 billion or 30.2% before CRM, and € 1.6 billion or 9.0% after CRM, of the total portfolio with internal ratings ranging from 1.5 to 9.5 before CRM and from 2.5 to 10 after CRM. Among the externally non-rated counterparties 63.4% of loans outstanding were investment grade (internal rating) before CRM, and 91.6% after CRM.

The following table displays the breakdown of loans outstanding by remaining time to maturity:

				In million euros
Maturity	2020	%	2019	%
Up to 1 year	2 416	14%	2 311	15%
1 year to 5 years	7 395	42%	7 257	47%
5 years to 10 years	4 804	28%	3 745	24%
10 years to 20 years	2 609	15%	1 992	13%
More than 20 years	203	1%	121	1%
Total	17 427	100%	15 427	100%

•	Loans reported on nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2020

The following table displays the breakdown of loans outstanding after CRM by rating category and country (reflecting the counterparty’s rating and not (only) the sovereign rating):

								In million euros
	2020				2019
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Target Countries
Poland		1 438		1 438		1 618		1 618
Turkey			1 326	1 326			1 404	1 404
Slovak Republic		1 091	19	1 110		637		637
Hungary		708		708		548		548
Romania		462	21	483		536		536
Croatia		439		439		335		335
Lithuania		402	22	424		200		200
Cyprus		413		413		443		443
Czech Republic	208	164	19	390	13	264		276
Bulgaria		268		268		207		207
Serbia			189	189			196	196
Slovenia		87	16	103		49	18	67
North Macedonia			102	102			96	96
Albania			94	94			101	101
Bosnia and Herzegovina			74	74			65	65
Montenegro			60	60			40	40
Moldova (Republic of)			37	37			27	27
Latvia		23		23		16		16
Kosovo			18	18
Estonia	4			4	7			7
Georgia			3	3			1	1
Malta
Sub-total	212	5 495	1 999	7 706	20	4 852	1 949	6 821
Non-Target Countries
France	483	1 515	27	2 026	374	1 474	32	1 880
Spain		1 981	3	1 984		1 859	6	1 865
Germany	931	156		1 087	836	67		902
Belgium	247	768		1 015	413	637		1 050
Netherlands	582	291	5	878	719		3	722
Italy		789	50	839		598		598
Finland	303	233		536	292	207		499
Ireland		396		396		353		353
Sweden	334			334	281			281
Portugal		278		278		260		260
Greece			158	158
Iceland		10	74	84		12	89	100
Austria*		76		76		64		64
Andorra		8		8
San Marino			7	7
Denmark	7			7	20			20
Sub-total	2 888	6 501	324	9 713	2 935	5 529	130	8 594
Supranationals	9			9	12			12
Total	3 109	11 995	2 323	17 427	2 967	10 381	2 079	15 427

•	Loans reported at nominal value and excluding accrued interest after CRM

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

* Non-CEB member state: projects undertaken in a CEB member state, but guaranteed by Austrian counterparties

■ Stock of projects / Financing commitments

The stock of projects encompasses all projects approved by the Administrative Council awaiting financing. Financing commitments are projects still awaiting financing and for which a framework loan agreement has been signed. The stock of projects reached € 9.5 billion as at 31 December 2020 (31 December 2019: € 8.5 billion) with 79.0% rated investment grade (31 December 2019: 85.9%).

						In million euros
	2020				2019
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Stock of projects	1 584	5 936	1 994	9 514	2 187	5 133	1 201	8 521
Financing Commitments	1 236	5 409	1 530	8 175	1 796	3 736	546	6 079

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

•	Financing commitments reported, taking into account future CRM

FINANCIAL STATEMENTS 2020

Financing commitments reached € 8.2 billion as at 31 December 2020 (31 December 2019, € 6.1 billion). As at 31 December 2020, 81.3% of the financing commitments were rated investment grade (31 December 2019, 91.0%).

The table below displays the breakdown of financing commitments after CRM by counterparties within CEB member states and by credit rating (reflecting the counterparty’s rating and not (only) the sovereign rating):

								In million euros
	2020				2019
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Target Countries
Serbia			642	642			163	163
Poland		495		495		570		570
Romania		412	26	438		250		250
Lithuania		316		316		144		144
Croatia		308		308		259		259
Estonia	200	25		225
Slovak Republic		217		217		13		13
Czech Republic	100	50		150		150		150
Hungary		149		149		67		67
Moldova (Republic of)			117	117			59	59
Turkey			100	100
Montenegro			62	62			45	45
North Macedonia			47	47			57	57
Slovenia		35		35		75		75
Cyprus		34		34		141		141
Bosnia and Herzegovina			32	32			45	45
Kosovo			17	17
Latvia		14		14		23		23
Georgia			11	11			13	13
Albania			3	3			7	7
Bulgaria						100		100
Sub-total	300	2 057	1 057	3 414		1 793	389	2 182
Non-Target Countries
Italy		1 020	50	1 070		675		675
Spain		661	150	811		524		524
France	210	543	58	811	269	193	58	519
Germany	320	334		653	814	153		967
Sweden	389			389	337			337
Portugal		145	100	245		154	100	254
Ireland		219		219		85		85
Belgium		170		170	150	75		225
Finland	7	130		137	40	55		95
Greece			113	113
Netherlands	5	95		100	180			180
Austria		33		33		30		30
Andorra		4		4
San Marino			3	3
Sub-total	930	3 352	473	4 756	1 790	1 943	158	3 891
Supranationals	6			6	7			7
Total	1 236	5 409	1 530	8 175	1 796	3 736	546	6 079

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Financing commitments reported, taking into account future CRM

FINANCIAL STATEMENTS 2020

Finance Directorate Activity

■ Treasury operations

Credit risk in treasury operations mainly arises through placements in deposits, investments in securities and by entering into derivatives transactions for hedging purposes.

The following table presents the exposure to finance operations broken down by type of transaction:

								In million euros
	2020					2019
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Deposits	291	601	1 736	2	2 629	269	634	1 942	3	2 849
Securities	882	2 743	1 499	455	5 579	928	3 052	1 277	600	5 856
Swaps add-on		235	129	3	367		324	71	4	398
Forex	31	118			149		67			67
Swaps NPV n/c		0.4	8		9		2	1		3
Total	1 204	3 697	3 372	460	8 733	1 197	4 079	3 290	607	9 174

■ Deposits

The treasury monetary portfolio consists of short-term placements such as “nostro” accounts, bank deposits up to one year, cash received as collateral from derivative and (reverse) repurchase (repo) activities. Repo transactions aim at managing day-to-day cash flow in all required currencies. Eligible counterparties for investments of up to three months must have a minimum internal rating of 6.5 (BBB+) and 7.0 (A-) for investments between three months and one year.

The following table presents the breakdown by deposit type and credit rating:

						In million euros
	2020					2019
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Nostro	291	521	254	2	1 067	269	162	253	3	687
Money Market		80	1 482		1 562		473	1 689		2 162
Total	291	601	1 736	2	2 629	269	635	1 942	3	2 849

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Deposits reported at nominal value and excluding accrued interest

The following table presents the breakdown of money-market instruments by maturity and credit rating:

							In million euros
	2020					2019
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Up to 1 month		80	827		907		234	1 051		1 285
1 month to 3 months			555		555		239	339		578
3 months to 6 months
Up to 1 year			100		100			299		299
Total		80	1 482		1 562		473	1 689		2 162

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Deposits reported at nominal value and excluding accrued interest

■ Securities portfolios

The Bank manages three securities portfolios: the short-term liquidity portfolio (short-term securities with maturities up to one year), the medium-term liquidity portfolio (maturities of one year and up to 15 years) and the long-term portfolio (maturities of one year and up to 30 years). Eligible counterparties must have a minimum internal rating for maturities up to 3 months of 6.0 (BBB) for sovereign and 6.5 (BBB+) for financial institutions; a minimum rating of 7.0 (A-) for investments (bonds issued by sovereigns, sub-sovereigns, agencies, supranational and financial institutions) with maturities between 3 months and 2 years; and a minimum rating of 8.0 (A+) for investments with maturities of more than 2 years.

The following tables show the securities portfolio by portfolio, maturity and rating:

			In million euros
	2020
	AAA	AA	A	BBB	Total
Long-Term portfolio	615	998	40	50	1 703
Medium Term portfolio	267	1 595	113		1 975
Short-Term portfolio		150	1 345	405	1 900
Total	882	2 743	1 499	455	5 579
			In million euros
	2019
	AAA	AA	A	BBB	Total
Long-Term portfolio	644	1 149	40	50	1 883
Medium Term portfolio	284	1 635	88		2 007
Short-Term portfolio		267	1 149	550	1 966
Total	928	3 052	1 277	600	5 856

FINANCIAL STATEMENTS 2020

		In million euros
	2020
	AAA	AA	A	BBB	Total
Under 1 year	173	305	1 396	455	2 328
> 1 year < 2 years	50	165	63		278
> 2 years < 5 years	231	1 002	40		1 273
> 5 years	428	1 272			1 700
Total	882	2 743	1 499	455	5 579
		In million euros
	2019
	AAA	AA	A	BBB	Total
Under 1 year	35	640	1 197	550	2 422
> 1 year < 2 years	173	167	40	50	429
> 2 years < 5 years	195	775	40		1 010
> 5 years	525	1 469			1 994
Total	928	3 052	1 277	600	5 856

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Securities reported at nominal value and excluding accrued interest

The following table displays the breakdown of the securities portfolios by country and credit rating (of the counterparty):

						In million euros
	2020					2019
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Member Countries
France		1 528	120		1 649		1 635	391		2 026
Italy				455	455				600	600
Germany	114	329			442	154	295	25		473
Netherlands	199		23		222	199	159	4		362
Finland		108			108		116			116
Switzerland		100			100		105			105
Norway		65			65		10			10
Belgium		48			48		71	310		381
Luxembourg	42				42	42				42
Spain			40		40			188		188
Sweden		33			33		8			8
Czech Republic							46			46
Sub-total	355	2 210	183	455	3 203	395	2 445	918	600	4 357
Supranational	527	15	73		615	533	119			652
Sub-total	527	15	73		615	533	119			652
Europe
Great Britain			180		180			225		225
Austria		88			88		89			89
Sub-total		88	180		268		89	225		314
Others
Japan			984		984			94		94
Canada		184	40		224		123	40		163
Australia		190			190		221			221
New Zealand		52			52		52			52
United States Of America			38		38
Korea		4			4		4			4
Sub-total		430	1 062		1 492		399	134		533
Total	882	2 743	1 499	455	5 579	928	3 052	1 277	600	5 856

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

•	Securities reported at nominal value and excluding accrued interest

■ Derivatives

The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its lending, investment and funding transactions.

Derivatives transactions require prior credit clearance of the issuer counterparty by the Credit Risk Committee and the signing of an ISDA Master Agreement and a Credit Support Annex (CSA) collateral agreement with the counterparty. The minimum rating required for swap counterparties at the date of entering into new swap transactions must be 6.5 (BBB+). Eligible collateral may be cash or debt securities. The minimum rating for eligible debt securities received as collateral must be 7.0 (A-). All swap transactions are valued at their net present value, and positions per counterparty are monitored daily so that additional collateral can be called according to the CSA margin call options ranging from daily to three times per month. The CEB has signed CSA collateral agreements with all its derivative counterparties within the framework of its swap activities.

In order to adapt to market conditions and ensure the best possible funding cost, the Bank has already signed full 2-way CSAs with nine counterparties representing 92.5% of the notional value of the derivatives portfolio. This implies that the Bank has to post collateral if the Net Present Value (NPV) is in these counterparties’ favour, thus increasing the potential liquidity needs.

As at 31 December 2020, the derivatives’ credit risk exposure included swap add-ons for € 367 million (2019: € 398 million) and non-covered NPV of € 8.8 million (2019: € 2.7 million) after credit enhancement. As at the end of 2020, the Bank had received € 323 million as collateral, of which 91.4% was cash and 8.6% sovereign securities.

The breakdown of the notional value of swaps by instrument and by maturity is shown in the table below:

FINANCIAL STATEMENTS 2020

							In million euros
	2020					2019
	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	Total	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	Total
Total (a)	3 753	16 311	9 967	4 287	34 318	3 430	15 396	7 646	3 393	29 866
Currency-rate swaps	1 391	7 888	918	209	10 406	2 032	6 655	537	289	9 513
Interest-rate swaps	2 362	8 423	9 049	4 078	23 912	1 398	8 741	7 109	3 104	20 352
Thereof: collateralised (b)	3 753	16 311	9 967	4 287	34 318	3 430	15 396	7 646	3 393	29 866
(b)/(a)	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Concentration - Large Exposure

Concentration risk arises from too high a proportion of the portfolio being allocated to a specific country or obligor or to a particular type of instrument or individual transaction. Large exposure is the overall exposure (loans, securities, deposits and derivatives) to a single counterparty or a group of connected counterparties, exceeding 10% of prudential equity (paid-in capital, reserves and net profit). Prudential equity as at 31 December 2020 amounted to € 3.2 billion.

In line with Basel Committee recommendations and European Union directives, the CEB ensures that no exposure to a counterparty or group of connected counterparties exceeds the limit of 25% of prudential equity, and that the cumulative total of large exposures does not exceed 800% of prudential equity. Sovereign exposure is excluded from the large exposure calculation and presented only for information purposes.

As at 31 December 2020, there were 11 counterparties or groups of counterparties with exposure above 10% of prudential equity, or € 324 million, and were therefore considered as Large Exposure (12 counterparties in 2019). However, no counterparty or group of connected counterparties exceeded the limit of 25% of the CEB’s prudential equity (as in 2019). As at 31 December 2020, the total amount outstanding to these counterparties stood at € 4.9 billion, i.e. 152% of the CEB’s prudential equity, well below the 800% limit (€ 5.4 billion, i.e. 169% in 2019).

When weighing the exposure by risk, no counterparty exceeded the limit of 10% of the prudential equity (no counterparties in 2019 either).

There would therefore be no counterparty accounted for as Large Exposure if the underlying risk quality were taken into account instead of the nominal exposure (the same was true at year-end 2019). Moreover, in that event, there would of course also be no counterparty above the 25% threshold. This is presented under the column “Risk weighted assets” in the tables below.

				In million euros
		2020
	Counterparty	Loans (a)	Financial operations (b)	Total Exposure (a) + (b)	Risk weighted assets	Total Exposure in % of Equity
1	SOCIETE GENERALE	552	45	596	298	18%
2	CREDIT AGRICOLE S.A.	537	27	564	282	17%
3	BBVA MADRID	0	497	497	250	15%
4	LA REGION WALLONNE	489	0	489	98	15%
5	LANDESBANK BADEN WURTTEMBERG	0	470	470	235	15%
6	AUTONOMOUS COMMUNITY OF MADRID	459	0	459	229	14%
7	NEDERLANDSE WATERSCHAPSBANK N.V.	288	117	405	0	12%
8	STATE OF BRANDENBURG	393	0	393	0	12%
9	LLOYDS BANKING GROUP PLC	0	365	365	183	11%
10	BNG BANK N.V	280	83	363	0	11%
11	CAIXABANK	326	0	326	163	10%
	Total	3 323	1 603	4 926	1 738

		In million euros
		2019
	Counterparty	Loans (a)	Financial operations (b)	Total Exposure (a) + (b)	Risk weighted assets	Total Exposure in % of Equity
1	SOCIETE GENERALE	575	34	610	305	19%
2	BPCE	270	298	568	284	18%
3	CREDIT AGRICOLE S.A.	531	12	543	271	17%
4	LA REGION WALLONNE	528	0	528	106	17%
5	BBVA MADRID	0	500	500	254	16%
6	STATE OF BRANDENBURG	425	0	425	0	13%
7	BANCO SANTANDER SA	321	90	411	210	13%
8	BNG BANK N.V	290	83	373	0	12%
9	LLOYDS BANKING GROUP PLC	0	370	370	185	12%
10	BANK PEKAO SA	360	0	360	180	11%
11	CASSA DEPOSITI E PRESTITI SOCIETA	339	0	339	170	11%
12	COOPERATIEVE RABOBANK UA	269	67	336	67	11%
	Total	3 907	1 454	5 361	2 031

•	Loans reported after CRM (without collateral) at nominal value and excluding accrued interest

•	“Financial operations” include Securities, Money market, Nostro, swap NPV and Swap add-on

FINANCIAL STATEMENTS 2020

■ CEB’s exposure to Public sector2

The following table displays the breakdown of the exposure to public sector counterparties by type of exposure (loans, securities).

					In million euros
		2020			2019
	Loans	Securities	Total	Loans	Securities	Total
EU countries
France	563	1 496	2 059	470	1 603	2 072
Spain	1 482	40	1 522	1 406	188	1 594
Germany	965	442	1 407	841	448	1 289
Italy	724	455	1 179	522	600	1 122
Slovak Republic	1 030		1 030	567		567
Belgium	995		995	1 002		1 002
Netherlands	582	199	781	450	199	650
Finland	518	76	594	470	76	545
Cyprus	413		413	443		443
Lithuania	402		402	200		200
Ireland	396		396	353		353
Portugal	278		278	260		260
Greece	158		158
Austria*		88	88		89	89
Slovenia	87		87	49		49
Luxembourg		42	42		42	42
Latvia	23		23	16		16
Estonia	4		4	7		7
Sub-total eurozone (a)	8 620	2 838	11 458	7 055	3 244	10 299

Others
Poland	860		860	870		870
Hungary	686		686	515		515
Romania	483		483	536		536
Croatia	439		439	335		335
Sweden	334	8	342	281	8	288
Bulgaria	268		268	207		207
Czech Republic	211		211	23	46	69
Denmark	7		7	20		20
Sub-total others (b)	3 289	8	3 297	2 786	54	2 840
Total EU countries (a) + (b)	11 909	2 845	14 755	9 841	3 298	13 139

Non-EU countries
Turkey	1 326		1 326	1 404		1 404
Serbia	189		189	196		196
North Macedonia	102		102	96		96
Albania	94		94	101		101
Bosnia and Herzegovina	74		74	65		65
Montenegro	60		60	40		40
Moldova (Republic of)	37		37	27		27
Kosovo	18		18
Iceland	10		10	12		12
Andorra	8		8
San Marino	7		7
Georgia	3		3	1		1
Sub-total non-EU Countries (c)	1 927		1 927	1 942		1 942

Other countries
Japan		984	984		94	94
Canada		82	82
New Zealand		52	52		52	52
Korea		4	4		4	4
Sub-total Other Countries (d)		1 122	1 122		150	150
Supranational Institutions	9	615	624	12	652	664
Sub-total Supranationals (e)	9	615	624	12	652	664

Total (a)+(b)+(c)+(d)+(e)	13 845	4 583	18 428	11 795	4 100	15 895

●	Loans reported at nominal value and excluding accrued interest

●	Securities reported at nominal value and excluding accrued interest

*Non-CEB member state: guarantee and collaterals received on loan

2 Public sector includes States, Regional and Local authorities, State financial institutions and Special financial institutions.

FINANCIAL STATEMENTS 2020

2. Market and liquidity risks

■ Interest rate risk

Interest rate risk is defined as the decrease in the Bank’s Economic Value of Equity (EVE) or earnings due to adverse movements in interest rates. It results from timing differences between the revision dates of the rate at which financial instruments bear interest or between the contractual maturity dates.

The main objective in managing interest rate risk is to maintain a balanced and sustainable revenue profile and to limit the volatility of the Bank’s economic value. To this end, the Bank establishes a target duration for own funds’ investments which is reviewed semi-annually.

The Bank’s balance sheet is managed in euros and can be broken down into two main sources of funding:

•	Equity-funded activity: managed by investing in fixed-rate euro-denominated instruments, whether securities in the Long-Term Portfolio or loans. The current target duration for own funds’ investments is six years.

•	Debt-funded activity: managed with assets and liabilities converted into variable-rate instruments after hedging, using interest rate swaps (IRS) and currency swaps (CIRS). However, to optimise the funding cost, the Bank may decide to maintain assets and liabilities at fixed interest rates.

In line with Basel Committee recommendations, the Bank establishes indicators and sets limits to measure the impact of interest rate changes on both earnings and EVE. The Bank has defined limits on the following indicators: the duration of the Own Funds, the Economic Value Sensitivity including Own Funds (EVS) and the Earnings Sensitivity (EaS).

•	The duration of Own Funds must be positive and limited to eleven years. At the end of 2020, it was 6.5 years.

•	The EVS indicator[3] measures the change in the EVE due to changes in interest rates. Thus, it evaluates the deviation between the assumed interest rate risk defined by the duration of own funds and the actual interest rate risk in the balance sheet. The EVS limit is set in absolute value at less than 0.5% of Own Funds[4] for a parallel shock of +/-10 basis points (bps), i.e. currently (+/-) € 18.0 million. At the end of 2020, the EVS reached -€ 6.6 million.

•	The EaS indicator assesses the changes in earnings over a one year time horizon due to changes in interest rates. This indicator is developed in a dynamic mode, i.e. incorporating future activity. Changes in interest rates are defined as instantaneous parallel interest rate shocks. The EaS is limited to 0.08% of Own Funds for a +/-10bps change in interest rates. At the end of 2020, it was € 0.4 million.

The CEB also monitors the following indicators: Interest Rate Gap, Index Gaps, and marked-to-market sensitivity of the Treasury Securities portfolios.

Interest Rate Gap

The table below provides the Interest Rate Gap, i.e. the interest rate risk exposure in a static approach. The amount of assets and liabilities is grouped by time bands according to their contractual maturity date or the refixing date of the rate at which they bear interest. The difference between the amount of assets and liabilities in each time band measures the static interest rate risk exposure.

•	Equity-funded activity: Interest rate risk arises from the Long Term Portfolio (which is invested in euro-denominated fixed-rate securities), and from fixed-rate loans. The refixing date of these assets corresponds to the contractual maturity date.

•	Debt-funded activity: The interest rate sensitivity of assets and liabilities is globally offset through micro-hedging strategies. The rate of most assets and liabilities refixes in the short term (less than 1 year).

4 Paid-in capital, reserves, net profit, amount on the Social Dividend Account and provisions for post-employment benefits.

FINANCIAL STATEMENTS 2020

Interest Rate Risk amortising profile5

In thousand euros

	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Undefined	Total
31 December 2020
Assets
Cash in hand, balances with central banks	1 060 252						1 060 252
Financial assets at fair value through equity*	1 095 658	2 259 488	574 691			105 610	4 035 447
Financial assets at amortised cost
Loans*	3 384 438	10 852 495	1 561 603	379 245	1 317 976	423 901	17 919 658
Advances	857 000	555 000	100 000			5 278	1 517 278
Debt securities	139 776		204 200	617 585	881 358	(57 558)	1 785 361
Deposits of guarantees paid	421 361						421 361
Other assets						1 219 911	1 219 911
Sub-total of assets	6 958 485	13 666 983	2 440 494	996 830	2 199 334	1 697 141	27 959 268
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	(86 443)	(40 353)	(1 816)	(1 139)	(854)		(130 606)
Debt securities in issue*	(8 186 396)	(13 035 845)	(0)	(500 000)	(500 000)	(550 028)	(22 772 270)
Deposits of guarantees received	(298 417)						(298 417)
Provisions						(360 168)	(360 168)
Other liabilities						(1 265 630)	(1 265 630)
Sub-total of liabilities	(8 571 256)	(13 076 198)	(1 816)	(501 139)	(500 854)	(2 175 826)	(24 827 091)
Equity						(3 132 177)	(3 132 177)
Net during the period	(1 612 771)	590 785	2 438 678	495 691	1 698 480	(3 610 862)
Cumulative net during the period	(1 612 771)	(1 021 986)	1 416 692	1 912 382	3 610 862
*after hedging

In thousand euros

	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Undefined	Total
31 December 2019
Assets
Cash in hand, balances with central banks	677 861						677 861
Financial assets at fair value through equity*	1 218 391	1 984 482	813 851			101 118	4 117 841
Financial assets at amortised cost
Loans*	2 986 432	9 775 399	1 409 336	262 767	992 066	381 267	15 807 267
Advances	1 293 967	578 509	299 000			(2 293)	2 169 183
Debt securities	212 623		110 000	577 800	1 125 343	(48 228)	1 977 538
Deposits of guarantees paid	176 297						176 297
Other assets						1 215 804	1 215 804
Sub-total of assets	6 565 572	12 338 390	2 632 187	840 567	2 117 409	1 647 666	26 141 791
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	(53 333)					(100 606)	(153 940)
Debt securities in issue*	(6 822 571)	(12 139 863)	(356 430)		(1 000 000)	(909 203)	(21 228 068)
Deposits of guarantees received	(571 444)						(571 444)
Provisions						(320 501)	(320 501)
Other liabilities						(779 035)	(779 035)
Sub-total of liabilities	(7 447 349)	(12 139 863)	(356 430)		(1 000 000)	(2 109 345)	(23 052 987)
Equity						(3 088 804)	(3 088 804)
Net during the period	(881 777)	198 526	2 275 757	840 567	1 117 409	(3 550 483)
Cumulative net during the period	(881 777)	(683 250)	1 592 507	2 433 074	3 550 483

*after hedging

Index Gap

The Index Gap measures the tenor basis risk, i.e. the exposure to relative changes in interest rates for financial instruments that have the same reference curve but different tenors. At the end of 2020, the CEB has a tenor basis risk essentially due to instruments indexed to the Euribor 3M rate, the Euribor 6M rate, and the EUR Eonia rate.

Sensitivity of the Treasury Securities portfolios due to interest rate changes

The CEB monitors the marked-to-market changes of its Treasury Securities portfolios due to changes in interest rates. At the end of 2020:

•	Long-Term portfolio: The marked-to-market value of this portfolio would decrease by € 13.0 million for a +10 bps parallel shift of interest rates. It would decrease by € 238 million for a parallel shift of +200bps.

•	Short and Medium-Term Liquidity portfolios: The marked-to-market value of these portfolios is not very sensitive to interest rate fluctuations because they consist of investments that are either fair value hedged or have a remaining maturity of less than one year.

5 The total amount represents the net book value.

FINANCIAL STATEMENTS 2020

Sensitivity of the Treasury Securities portfolios due to credit spread changes

The CEB monitors the marked-to-market changes of its Short and Medium-Term Liquidity portfolios due to changes in credit spreads. The marked-to-market value of these portfolios would decrease by € 9.9 million for a +10bps parallel shift of credit spreads, and by € 185 million for a shift of +200bps. These variations would impact the Equity as these portfolios are recorded at fair value through equity.

■ Foreign exchange risk

The foreign exchange (FX) risk is the potential loss on ‘on- and off-balance-sheet’ positions arising from unfavourable movements in FX rates.

The CEB’s strategy is not to take any foreign exchange position and systematically hedge assets and liabilities into euros. The residual risk, arising from carrying interest in currencies other than the euro, is monitored and hedged on a monthly basis. The net open position by currency is limited to the equivalent of € 1 million at the end of each month. At the end of 2020, it was below this limit in all foreign currencies.

							In thousand euros
Breakdown by currency	Assets	Liabilities	Derivative. Instruments	Net position 2020	Assets	Liabilities	Derivative. Instruments	Net position 2019

US Dollar	234 021	5 572 556	5 339 370	835	313 661	5 433 267	5 120 375	769
Pound Sterling	106 358	2 279 596	2 174 055	817	113 667	2 054 799	1 941 997	865
Japanese Yen	989 536	(11)	(988 916)	631	297 163	2	(296 602)	559
Swiss franc	25 184	210 002	185 398	580	29 523	371 058	342 485	950
Other currencies	1 316 715	677 626	(638 372)	717	1 400 041	703 756	(695 525)	760

Total	2 671 814	8 739 769	6 071 535	3 580	2 154 055	8 562 882	6 412 730	3 903

The table above shows that, after taking hedging instruments into account, residual FX exposure is not significant.

■ Liquidity risk

Liquidity risk is the risk of incurring losses resulting from the inability to meet payment obligations in full and in a timely manner when they become due. This risk may be significant because, unlike commercial banks, the CEB does not collect customer deposits, and does not have access to refinancing through central banks.

Thus, liquidity risk management at the Bank plays a crucial role in safeguarding financial flexibility, especially when adverse market conditions constrain access to long-term funding in the markets. The Bank maintains a prudent approach by establishing liquidity indicators at different time horizons and by holding sufficient liquid assets to withstand potential periods without access to the market under extreme market conditions while continuing its regular activity.

The Bank ensures that it holds a liquidity reserve composed of highly rated liquid securities whose market value and liquidity would be preserved during adverse market conditions. Most of these securities are eligible as High-Quality Liquid Assets (HQLA) under the “Liquidity Coverage Ratio” (LCR) framework. At the end of 2020, the amount of HQLA after haircut was € 3.85 billion.

The Bank’s funding strategy is to avoid any significant gap between the maturity profile of assets and liabilities and to diversify the debt issuance programmes, the funding markets and the investor’s base. This strategy is pursued within the annual borrowing authorisation approved by the Administrative Council.

Liquidity risk indicators and limits

The CEB’s liquidity risk tolerance is transposed into comprehensive risk indicators and supported by adequate limits. The main indicators are the liquidity gap (the liquidity curve) and the liquidity ratios. These indicators are calculated under severe stress scenarios that include disruptions in the repayment of loans, no access to the market for new funding, contingent collateral requirements due to adverse valuation of the derivatives portfolio and a decline in the valuation of the Treasury Securities portfolios.

•	The Self-Sufficiency Period (SSP) is the key metric to control short-term liquidity risk. It assesses the time period during which the Bank is able to fulfil its stressed expected net cash outflows stemming from ongoing business operations without access to the market, without sale/repoing of its available liquid assets. The minimum Self-Sufficiency Period is 6 months. At the end of 2020, it reached 7 months.

•	The Survival Horizon (SH) assesses the time period during which the Bank is able to fulfil its stressed expected net cash outflows stemming from ongoing business operations without access to the market but including the sale/repoing of its available liquid assets in the market. The minimum Survival Horizon is 12 months with a comfort zone between 18 and 24 months. At the end of 2020, it reached 20 months.

FINANCIAL STATEMENTS 2020

Similar to the liquidity gap indicators, the Short-Term Liquidity Ratios (STLR) compare sources of liquidity to its uses at precise time horizons, i.e. 1 month, 3 months, 6 months and 1 year. The CEB monitors the Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR) requirements.

Finally, following the adoption of two-way margin requirements on many derivative contracts, the CEB measures the liquidity risk arising from adverse variation margin on derivatives using an internal model.

Maturity profile of financial assets and liabilities

The table below shows the maturity profile of financial assets and liabilities. Undiscounted principal and interest cash flows are presented until the contractual final maturity of the financial instruments. Cash flows are presented on a net basis for interest rate swaps and on a gross basis for other derivatives. Interest cash-flows are projected based on the interest rates curve prevailing on the closing date.

In thousand euros
	Current outstanding			Non-current outstanding		Total .
31 December 2020	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years
Assets
Cash in hand, balances with central banks	1 060 335					1 060 335
Financial assets at fair value through equity	465 311	971 527	715 561	1 009 407	853 894	4 015 701
Financial assets at amortised cost
Loans	(64 249)	238 524	2 092 298	7 806 655	8 162 983	18 236 211
Advances	862 669	554 435	99 689			1 516 793
Debt securities	988	6 392	258 639	808 187	1 070 734	2 144 940
Deposits of guarantees paid	421 444					421 444
Sub-total of assets	2 746 498	1 770 878	3 166 187	9 624 250	10 087 611	27 395 424
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	944	8 554	15 161	71 970	33 977	130 606
Debt securities in issue	8 501	881 901	2 495 801	13 106 073	6 098 769	22 591 045
Deposits of guarantees received	298 417					298 417
Social Dividend Account	49 749					49 749
Sub-total of liabilities	357 610	890 456	2 510 962	13 178 042	6 132 746	23 069 817
Off-balance sheet
Financing commitments	(949 000)	(1 090 000)	(1 415 040)	(4 048 000)	(951 000)	(8 453 040)
Term financial instruments
To be received	312 981	1 390 546	1 280 501	8 564 490	1 121 767	12 670 285
To be paid	(306 116)	(1 410 921)	(1 142 756)	(8 589 473)	(1 236 011)	(12 685 277)
Sub-total of off-balance sheet	(942 135)	(1 110 374)	(1 277 295)	(4 072 983)	(1 065 244)	(8 468 031)

Total	1 446 753	(229 951)	(622 071)	(7 626 775)	2 889 621	(4 142 424)

In thousand euros
	Current outstanding			Non-current outstanding		Total .
31 December 2019	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years
Assets
Cash in hand, balances with central banks	677 861					677 861
Financial assets at fair value through equity	506 330	780 070	984 798	948 070	918 303	4 137 571
Financial assets at amortised cost
Loans	(186 414)	202 805	2 089 070	7 753 400	6 514 507	16 373 368
Advances	1 292 318	578 195	298 279			2 168 792
Debt securities	75 620	4 472	168 516	788 783	1 356 157	2 393 549
Deposits of guarantees paid	176 297					176 297
Sub-total of assets	2 542 012	1 565 542	3 540 664	9 490 253	8 788 967	25 927 438
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	963	8 659	15 610	89 116	37 724	152 072
Debt securities in issue	965 659	954 600	1 670 996	12 586 108	5 230 221	21 407 584
Deposits of guarantees received	571 444					571 444
Social Dividend Account	48 544					48 544
Sub-total of liabilities	1 586 610	963 259	1 686 606	12 675 224	5 267 945	22 179 644
Off-balance sheet
Financing commitments	(409 500)	(234 980)	(1 793 050)	(3 361 419)	(644 327)	(6 443 277)
Term financial instruments
To be received	1 143 154	1 322 464	899 811	7 661 057	871 306	11 897 793
To be paid	(1 179 709)	(1 279 660)	(754 882)	(7 162 937)	(950 752)	(11 327 940)
Sub-total of off-balance sheet	(446 055)	(192 176)	(1 648 121)	(2 863 299)	(723 773)	(5 873 423)

Total	509 347	410 108	205 938	(6 048 271)	2 797 250	(2 125 629)

FINANCIAL STATEMENTS 2020

3. Operational risk

The CEB implemented an Operational Risk Management Policy to codify its approach to identifying, measuring, controlling, and reporting operational risks. This document lays down sound practices to ensure that operational risk is managed in an effective and consistent manner across the CEB.

Operational risk is defined as the risk of potential loss resulting from inadequate or failed internal processes, people and systems or from external events and includes legal risk. Moreover, the CEB takes into account reputational risks linked to its activities.

By deliberately choosing to apply Basel Committee Recommendations and best practices, the Bank is committed to continuously assessing its operational risk and to implementing the appropriate mitigating measures.

The operational risk framework of the CEB is reviewed and approved at the meetings of the semi-annual Committee for Operational Risks and Organisation (CORO). Chaired by the Governor and composed of the Senior Management, the CORO sets acceptable levels for the operational risks run by the CEB and ensures that Directors take the necessary steps to monitor and control these risks within their respective directorates. The operational risk capital charge is calculated and presented in the quarterly risk management report.

In close cooperation with the various business lines, the Operational Risk Division is in charge of coordinating the day-to-day management of operational risks. The whole framework is centrally and electronically managed: the risks and their evaluation follow a predefined methodology, risk mitigation measures and action plans. The collection of operational risk incidents, including “near misses”, is also integrated in order to ensure the effectiveness of the control framework and to complete the risk mapping and assessment.

The Operational Risk Division ensures that the permanent internal control framework is adequate in terms of design and effectiveness. Each Directorate reports on an annual basis on the efficiency of its respective permanent control environment after performing tests on key controls covering the main risks. The results are reported to the CORO.

The Operational Risk Division is also responsible for modelling procedures, in collaboration with the business lines, so as to maintain a comprehensive procedure and control map. A dedicated intranet site gives all staff access to procedures.

To hedge against disruption of its business activities, the CEB has a Business Continuity Plan (BCP) in place. This plan comprises a crisis management plan and an underlying technical framework, including data centres, emergency dealing room, user back-up positions, telecommuting solutions, and business line specific plans.

In the calculation of capital requirements, the CEB adopted the Basic Indicator Approach (proposed under Basel II). The Bank calculates this capital charge on the basis of the average net banking income over the previous three years. This charge is compared to prudential equity.

As at 31 December 2020, the operational risk capital charge amounted to € 22.4 million, lower compared to € 23.4 million as at 31 December 2019.

FINANCIAL STATEMENTS 2020

4. Prudential framework

As a multilateral development bank (MDB), the CEB is not subject to its member states’ regulatory framework, the Basel Committee recommendations or European Union directives. However, it is the Bank’s policy to follow Best Banking Practices (BBB), taking into account the Bank’s MDB status, by making all necessary adjustments. To this end, the Bank has established a set of Prudential Ratios to assess and monitor the risks arising from its activities.

The ratios and indicators are organised around six main areas: capital, leverage, liquidity, market credit risk, interest rate risk and foreign exchange rate risk.

Capital

■ Capital Adequacy Ratio (CAR), under the Standardised Approach, measures the Bank’s Prudential Equity (EP)6 versus total Risk-Weighted Assets7 (RWA). The Bank defines and monitors this ratio to ensure that it holds sufficient capital to absorb unexpected losses embedded in its operations arising from credit, market, and operational risks.

The CAR reached 27.6% as at the end of December 2020, decreasing from 30.3% at year-end 2019 as a result of an increase in RWA related to the loan activity.

Although the actual floor for this ratio is set at 10.5%, the Bank aims at maintaining a ratio above 20% to ensure first rank financial fundamentals. Additionally, the Bank targets a sufficient buffer and considers a comfort zone at a level above 25%. Finally, credit risk for the bulk of capital requirements stands at 95.3%, split among credit risk in the loan portfolio (87.9%) and credit risk on finance operations (7.4%).

This ratio is calculated as follows:

Prudential Equity
Capital Adequacy Ratio =	Risk-Weighted Assets

- Prudential Equity: paid-in capital, reserves and net profit

- Risk-Weighted Assets: ∑ [Exposure at Default x risk-weighted factor]

■ Gearing Ratio (GR) is the ratio of loans outstanding after swap and guarantees to Own Funds8 and establishes a volume ceiling (instead of a risk ceiling) to the Bank’s loan activity. This ratio is primarily intended to provide a benchmark to other multilateral development banks’ volume of loans.

Loans Outstanding after swaps and guarantees
Gearing Ratio =	Own Funds

- Own funds: subscribed capital, reserves and net profit

For a ceiling of 2.5 times Own Funds, the Bank could lend up to € 20.3 billion. The ratio stood at 2.16 at the end of 2020 compared to 1.92 at the end of 2019 due to an increase in the loan portfolio, accompanied by a smaller increase in Own Funds.

Leverage

■ Indebtedness Ratio (IR) compares total debt outstanding (after swap) to prudential equity (Ep). Total debt outstanding includes debt evidenced by a security, European Commercial Papers (ECPs), bank advances and term deposit accounts, excluding collaterals. The limit is established at 10 times Ep, i.e. € 32.4 billion. The ratio stood at 6.90 as at the end of 2020 (2019: 6.42), due to the debt increasing at a higher rate than the equity.

■ Treasury Asset Ratio (TAR) compares total financial assets (after swap) to prudential equity. Total financial assets comprise the outstanding amounts in the securities portfolios (long-term, mid-term and short-term) after swap, bank deposits, repos and “nostro” accounts, excluding collaterals. The limit is fixed at 5 times the CEB’s Prudential Equity, i.e. € 16.2 billion. The ratio stood at 2.62 as at 31 December 2020, slightly below the level registered as at 31 December 2019 (2.68).

[6]	Prudential Equity is represented by the Bank’s paid-in capital, reserves and net profit.
[7]	Risk-Weighted Assets are a bank’s assets or off-balance-sheet exposures, weighted according to risk. Assets are weighted according to the external credit rating or the Bank’s own risk models.
[8]	CEB’s Own Funds: Subscribed capital, Reserves and Net profit.

FINANCIAL STATEMENTS 2020

Liquidity

■ Short-Term Liquidity Ratios measure the Bank’s capacity to handle its net liquidity requirements over an extended market disruption or economic downturn at different periods of time. The analysis of potential “liquidity gaps” between sources9 (liquid assets) and uses10 (liquidity requirements) of cash is done on a forward-looking basis over different periods: one, three, six and twelve months, and thereafter stressed for adverse market and economic conditions by applying risk haircuts depending on the asset class, rating and maturity. The minimum level of liquid assets is set at 100% of net liquidity requirements for each timeframe.

As at 31 December 2020, the short-term liquidity ratio stood as follows: 414% for a one-month period (2019: 358%), 204% for a 3-month period (2019: 237%), 174% for a 6-month period (2019: 186%) and 116% for the one-year period (2019: 139%).

■ Self-Sufficiency Period measures the time period during which the Bank is able to fulfil its stressed expected net cash outflows without access to the market for new funding or without the sale-repoing of assets. The floor is set out at > 6 months.

The indicator reached 7 months as at 31 December 2020, compared to 9 months as at 31 December 2019.

Market Credit Risk

■ Minimum Internal Rating defines the minimum rating at purchase date under which the Bank may enter into transactions with issuers, obligors and counterparties. The Bank’s Minimum Internal Rating for short-term investments is > 7.0 (A-)11 and for long-term investments is > 8.0 (A+)12. As at 31 December 2020 there were no counterparties/transactions with a minimum rating below the defined threshold at purchase date, as at 31 December 2019; therefore, the Bank’s internal rating was within its fixed limits.

Interest Rate Risk

■ Economic Value Sensitivity measures the change in the economic value of the Bank, including own funds (market risk (MR))13 due to an interest rate shock of +/- 10 basis points. Its absolute value is fixed at < 0.5% of own funds (MR), i.e. € 18.0 million. The Economic Value Sensitivity was -€ 6.6 million at 31 December 2020 compared to -€ 0.3 million for an absolute value of € 17.1 million as at 31 December 2019, therefore within its fixed limits.

Foreign Exchange Rate Risk

■ Spot Net Open Position14 measures the total asset amount minus total liability amount in a foreign currency, including both on-and off-balance sheet positions. Its absolute value is fixed at < € 1 million per currency. The spot net open position in each currency was below the approved limit as at 31 December 2020, as at 31 December 2019.

[9]	Sources of cash: drawdown of unrestricted cash and short-term inter-bank placements, repayment or sale of unencumbered high quality liquid securities and repayment of loans.
[10]	Uses of cash: issue repayments, financing commitments disbursements and requirements to give back cash received as collateral on derivatives (collateral amounts).
[11]	For maturities below 3 months, the minimum internal rating may be 6.0 (BBB) for sovereign bonds and 6.5 (BBB+) for short-term bonds and deposits.
[12]	For maturities up to 2 years, the minimum internal rating is 7.0 (A-) for bonds issued by sovereigns, sub-sovereigns, agencies, supranationals and financial institutions.
[13]	Own Funds (MR): paid-in capital, reserves, net profit, amount on the Social Dividend Account and provisions for post-employment benefits.
[14]	At the end of the month.

FINANCIAL STATEMENTS 2020

NOTE C -	Financial instruments at fair value through profit or loss and hedging derivative financial instruments

The Bank’s hedging derivatives for which the hedging relationship is not recognised by IFRS 9 are recorded under the balance sheet heading “Financial instruments at fair value through profit or loss”.

The Bank’s hedging derivatives recognised under IFRS 9 as fair value hedges or cash flow hedges are recorded in the balance sheet under the heading “Hedging derivative financial instruments”. These operations hedge the financial assets and liabilities (loans, financial assets at fair value through equity and debt securities in issue).

Term financial instruments comprises interest rate, currency and forward exchange swaps.

Following the application of IFRS 13 “Fair value measurement”, the CEB adjusted its valuation methods related to:

-	the counterparty’s credit risk within the fair value of derivative financial assets (Credit Valuation Adjustment – CVA);

-	own credit risk within the valuation of derivative financial liabilities (Debit Valuation Adjustment – DVA); and

-	own credit risk within the valuation of debt securities in issue (Own Credit Adjustment – OCA).

As at 31 December 2020, the CEB recorded a fair value adjustment of derivative instruments in the amount of € 179 thousand under assets for the DVA (31 December 2019: € 148 thousand) and of € 936 thousand under liabilities for the CVA (31 December 2019: € 603 thousand). These adjustments are recorded by the counterparty in the income statement.

The OCA is an adjustment to be made to debt instruments issued which are designated at fair value in order to reflect CEB’s risk of default. Since the debt securities issued by the CEB are all designated at amortised cost, the OCA equals zero.

The following table presents the fair value of these financial instruments:

	In thousand euros
31 December 2020	Positive market value	Negative market value

Financial instruments at fair value through profit or loss
Interest rate derivative financial instruments	2 038	(109)
Foreign exchange derivative financial instruments	156 397	(547 994)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	179
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(936)

Total	158 614	(549 039)

Hedging derivative financial instruments
Interest rate derivative financial instruments	671 307	(607 128)
Foreign exchange derivative financial instruments	320 926	(44 764)

Total	992 233	(651 892)

	In thousand euros
31 December 2019	Positive market value	Negative market value

Financial instruments at fair value through profit or loss
Interest rate derivative financial instruments	1 738	(61)
Foreign exchange derivative financial instruments	311 416	(186 676)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	148
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(603)

Total	313 302	(187 340)

Hedging derivative financial instruments
Interest rate derivative financial instruments	636 950	(494 854)
Foreign exchange derivative financial instruments	201 296	(36 606)

Total	838 246	(531 460)

FINANCIAL STATEMENTS 2020

NOTE D - Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their accounting valuation rules and their fair values:

In thousand euros
31 December 2020	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non- recyclable equity	At amortised cost	Net.. book.. value .	Fair.. value .

Assets
Cash in hand, balances with central banks				1 060 252	1 060 252	1 060 252
Financial instruments at fair value through profit or loss	158 614				158 614	158 614
Hedging derivative financial instruments	992 233				992 233	992 233
Financial assets at fair value through equity		4 034 352	1 095		4 035 447	4 035 447
Financial assets at amortised cost
Loans and advances				19 436 936	19 436 936	19 436 936
Debt securities				1 785 361	1 785 361	2 192 620

Total financial assets	1 150 847	4 034 352	1 095	22 282 549	27 468 843	27 876 102

Liabilites
Financial instruments at fair value through profit or loss	549 039				549 039	549 039
Hedging derivative financial instruments	651 892				651 892	651 892
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				130 606	130 606	130 606
Debt securities in issue				22 772 270	22 772 270	22 002 971
Social Dividend Account				49 749	49 749	49 749

Total financial liabilities	1 200 931			22 952 625	24 153 556	23 384 257

In thousand euros
31 December 2019	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non- recyclable equity	At amortised cost	Net.. book.. value .	Fair.. value .

Assets
Cash in hand, balances with central banks				677 861	677 861	677 861
Financial instruments at fair value through profit or loss	313 302				313 302	313 302
Hedging derivative financial instruments	838 246				838 246	838 246
Financial assets at fair value through equity		4 116 697	1 144		4 117 841	4 117 841
Financial assets at amortised cost
Loans and advances				17 976 450	17 976 450	17 976 450
Debt securities				1 977 538	1 977 538	2 380 866

Total financial assets	1 151 548	4 116 697	1 144	20 631 850	25 901 239	26 304 567

Liabilites
Financial instruments at fair value through profit or loss	187 340				187 340	187 340
Hedging derivative financial instruments	531 460				531 460	531 460
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				153 940	153 940	153 940
Debt securities in issue				21 228 068	21 228 068	21 295 703
Social Dividend Account				48 544	48 544	48 544

Total financial liabilities	718 800			21 430 551	22 149 352	22 216 987

None of the securities classified under financial assets at fair value through equity or debt securities at amortised cost categories has been pledged in 2020 and 2019.

FINANCIAL STATEMENTS 2020

NOTE E - Market value measurement of financial instruments

Following the application of IFRS 13 “Fair value measurement”, the CEB adjusted the fair value measurement framework of its financial instruments by including its counterparty risk (CVA) and its own credit risk (DVA and OCA), as mentioned in Note C.

The Bank groups its financial assets and liabilities in a three-level hierarchy reflecting the reliability of the fair value measurement.

To determine their fair value level, the CEB uses the fair value level provided by an external data provider, which is based on the set of rules described below. In 2020, the fair value level of some assets and liabilities changed, in application of these rules:

Level 1: liquid assets and liabilities as well as financial instruments with quoted price in active markets;

Level 2: financial instruments whose market value is measured using valuation techniques based on observable parameters. The level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the financial instrument (interest rates and yield curves observable and credit spreads);

Level 3: financial instruments whose market value is measured using valuation techniques that include unobservable parameters. This level includes loans whose conditions for disbursements are equivalent to those applied by other supranational financial institutions. Given its preferred creditor status, the Bank does not sell this type of receivables. Furthermore, changes in market rates have very little impact on the fair value of these operations as the majority of loans are at variable interest rate (including hedging transactions). The Bank therefore estimates that the fair value of these assets corresponds to their net book value.

Financial instruments measured at their fair values are presented in the table below:

In thousand euros
31 December 2020	Level 1.	Level 2.	Level 3.	Total .

Assets
Cash in hand, balances with central banks	1 060 252			1 060 252
Financial instruments at fair value through profit or loss		158 614		158 614
Hedging derivative financial instruments		992 233		992 233
Financial assets at fair value through equity	2 132 881	1 902 566		4 035 447
Financial assets at amortised cost
Loans and advances			19 436 936	19 436 936
Debt securities	2 174 648	17 972		2 192 620

Total financial assets	5 367 781	3 071 385	19 436 936	27 876 102

Liabilites
Financial instruments at fair value through profit or loss		549 039		549 039
Hedging derivative financial instruments		651 892		651 892
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	90 606	40 000		130 606
Debt securities in issue	20 738 471	1 264 500		22 002 971
Social Dividend Account

Total financial liabilities	20 829 077	2 505 431		23 334 508

In thousand euros
31 December 2019	Level 1.	Level 2.	Level 3.	Total .

Assets
Cash in hand, balances with central banks	677 861			677 861
Financial instruments at fair value through profit or loss		313 302		313 302
Hedging derivative financial instruments		838 246		838 246
Financial assets at fair value through equity	3 017 208	1 100 633		4 117 841
Financial assets at amortised cost
Loans and advances			17 976 450	17 976 450
Debt securities	2 380 866			2 380 866

Total financial assets	6 075 935	2 252 181	17 976 450	26 304 566

Liabilites
Financial instruments at fair value through profit or loss		187 340		187 340
Hedging derivative financial instruments		531 460		531 460
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	100 607	53 333		153 940
Debt securities in issue	20 984 827	310 876		21 295 703
Social Dividend Account	48 544			48 544

Total financial liabilities	21 133 978	1 083 009		22 216 987

FINANCIAL STATEMENTS 2020

NOTE F -  Offsetting financial assets and financial liabilities

As at 31 December 2020, no operation was subject to offsetting in the balance sheet of the CEB. The Bank has no offsetting agreements meeting the criteria of the amendment to IAS 32.

The following table presents net amounts of financial assets and liabilities, as well as their net amounts after taking into account transactions under framework agreements (cash deposits or securities received under collateral agreements on swaps and loans), as required by the amendment to IFRS 7:

In thousand euros
31 December 2020	Net amounts of financial assets and liabilities	Cash given / received as collateral	Securities received as collateral	Net . amounts .

Assets
Loans at amortised cost	17 919 658		(375 768)	17 543 890
Derivative financial instruments	1 150 847	(298 529)	(27 929)	824 389
Deposits of guarantees given	421 361	(421 607)		(246)
Other assets not subject to offsetting	8 467 402			8 467 402
Total assets	27 959 268	(720 136)	(403 697)	26 835 435

Liabilities
Derivative financial instruments	1 200 931	(421 607)		779 324
Deposits of guarantees received	298 417	(298 529)		(112)
Other liabilities not subject to offsetting	23 327 743			23 327 743
Total liabilities	24 827 091	(720 136)		24 106 955

In thousand euros
31 December 2019	Net amounts of financial assets and liabilities	Cash given / received as collateral	Securities received as collateral	Net . amounts .

Assets
Loans at amortised cost	15 807 267		(499 775)	15 307 493
Derivative financial instruments	1 151 548	(571 649)	(59 496)	520 403
Deposits of guarantees given	176 297	(176 397)		(100)
Other assets not subject to offsetting	9 006 679			9 006 679
Total assets	26 141 791	(748 046)	(559 271)	24 834 474

Liabilities
Derivative financial instruments	718 800	(176 397)		542 403
Deposits of guarantees received	571 444	(571 649)		(205)
Other liabilities not subject to offsetting	21 762 743			21 762 743
Total liabilities	23 052 987	(748 046)		22 304 941

FINANCIAL STATEMENTS 2020

NOTE G - Financial assets at fair value through equity and at amortised cost

Financial assets at fair value through equity

As at 31 December 2020, financial assets at fair value through equity consist of Debt securities in the amount of € 4.0 billion (31 December 2019: € 4.1 billion) and Equity instruments in the amount of € 1.1 million (31 December 2019: € 1.1 million).

	In thousand euros

	31/12/2020	31/12/2019

Financial assets at fair value through equity
Gross book value	3 905 718	4 006 942
Unrealised gains or losses	130 202	111 304
Impairment (*)	(473)	(405)

Total	4 035 447	4 117 841

(*) of which stage 1	(473)	(405)
of which stage 2
of which stage 3

Financial assets at amortised cost

In thousand euros

	31/12/2020	31/12/2019

Loans to credit institutions
Gross book value	8 620 828	8 842 084
Impairment	(6 515)	(5 467)
Net book value	8 614 313	8 836 617
Loans to customers
Gross book value	8 840 235	6 623 776
Impairment	(11 548)	(6 957)
Net book value	8 828 687	6 616 819
Value adjustment to loans hedged by derivative instruments	476 658	353 831

Total loans	17 919 658	15 807 267

Advances
Advances repayable on demand - gross book value	6 620	9 013
Impairment	(2)	(3)
Net book value	6 618	9 009
Advances with agreed maturity dates or periods of notice - gross book value	1 510 814	2 160 290
Impairment	(154)	(116)
Net book value	1 510 660	2 160 174

Total advances	1 517 278	2 169 183

Debt securities
Gross book value	1 785 466	1 977 664
Impairment	(105)	(126)
Net book value	1 785 361	1 977 538

Total debt securities	1 785 361	1 977 538

At 31 December 2020, loans are guaranteed up to the amount of € 6.8 billion (31 December 2019: € 7.0 billion). These guarantees could be either in the form of securities or signed commitments.

FINANCIAL STATEMENTS 2020

Financial assets at amortised cost by stage

				In thousand euros

	31/12/2020			31/12/2019
	Gross book value	Impairement	Net book value	Gross book value	Impairement	Net book value

Loans to credit institutions	8 620 828	(6 515)	8 614 313	8 842 084	(5 467)	8 836 617
Stage 1	8 620 828	(6 515)	8 614 313	8 842 084	(5 467)	8 836 617
Stage 2
Stage 3

Loans to customers	8 840 235	(11 548)	8 828 687	6 623 776	(6 957)	6 616 819
Stage 1	8 840 235	(11 548)	8 828 687	6 623 776	(6 957)	6 616 819
Stage 2
Stage 3

Advances	1 517 434	(156)	1 517 278	2 169 303	(120)	2 169 183
Stage 1	1 517 434	(156)	1 517 278	2 169 303	(120)	2 169 183
Stage 2
Stage 3

Debt securities	1 785 466	(105)	1 785 361	1 977 664	(126)	1 977 538
Stage 1	1 785 466	(105)	1 785 361	1 977 664	(126)	1 977 538
Stage 2
Stage 3

During the year 2020, no defaults occurred in the Bank’s portfolio. In addition, the Bank has not identified any significant increase in credit risk within the meaning of IFRS 9, leading to a transfer from stage 1 to stage 2 or stage 3.

FINANCIAL STATEMENTS 2020

Loans outstanding and financing commitments by country

The breakdown of outstanding loans and financing commitments by borrower’s country location, whether subsidised or not by the Social Dividend Account, is presented in the table below:

						In thousand euros
	Outstanding				Financing commitments

Breakdown by borrower’s country location	31/12/2020%		31/12/2019%		31/12/2020	31/12/2019

Spain	2 032 854	11.67	1 865 321	12.09	810 707	596 047
Poland	1 726 137	9.91	1 945 432	12.61	613 247	687 700
Turkey	1 336 014	7.67	1 435 500	9.30	100 000
France	1 295 410	7.43	1 201 098	7.79	627 708	401 723
Slovak Republic	1 139 366	6.54	721 592	4.68	257 174	63 037
Germany (1)	1 004 528	5.76	850 793	5.51	751 562	1 002 808
Belgium	995 482	5.71	1 001 900	6.49	170 000	230 000
Netherlands	877 947	5.04	719 492	4.66	185 083	375 025
Italy (2)	753 581	4.32	551 529	3.57	994 681	675 221
Czech Republic	744 491	4.27	561 343	3.64	235 000	150 000
Hungary	686 016	3.94	515 196	3.34	149 386	67 301
Romania	617 831	3.55	587 976	3.81	513 501	277 082
Finland	536 457	3.08	498 915	3.23	137 300	95 000
Croatia	439 060	2.52	335 211	2.17	308 006	259 314
Lithuania	423 787	2.43	199 809	1.30	316 200	144 014
Cyprus	413 135	2.37	443 123	2.87	41 049	147 049
Ireland	396 146	2.27	352 911	2.29	218 700	85 000
Sweden	334 399	1.92	280 578	1.82	388 502	336 722
Bulgaria	293 902	1.69	235 515	1.53		100 000
Portugal	287 909	1.65	272 376	1.77	244 700	254 000
Serbia	241 879	1.39	244 277	1.58	685 161	165 712
Greece	157 500	0.90			112 500
Slovenia	125 272	0.72	100 144	0.65	35 000	75 000
North Macedonia	107 599	0.62	104 293	0.68	46 653	57 264
Albania	94 310	0.54	101 379	0.66	2 980	6 980
Bosnia and Herzegovina	88 395	0.51	73 798	0.48	34 612	48 340
Iceland	83 663	0.48	100 131	0.65
Montenegro	59 591	0.34	39 652	0.26	62 330	44 692
Moldova (Republic of)	48 376	0.28	36 005	0.23	121 775	49 248
Latvia	22 600	0.13	16 100	0.10	14 400	23 400
Georgia	19 478	0.11	8 750	0.06	26 308	15 598
Kosovo	17 784	0.10			17 216
Andorra	8 400	0.05			3 600
San Marino	7 000	0.04			3 000
Denmark	6 667	0.04	20 000	0.13
Estonia	3 841	0.02	7 313	0.05	225 000

Total	17 426 805	100.00	15 427 452	100.00	8 453 040	6 433 277

(1) of which € 4.2 million outstanding in favour of target countries as at 31 December 2020 (31 December 2019: € 5.2 million)

(2) of which € 25.0 million outstanding in favour of target countries as at 31 December 2020 (31 December 2019: € 35.9 million)

FINANCIAL STATEMENTS 2020

Loans outstanding and financing commitments by country, with SDA interest rate subsidies or loan guarantee

Outstanding loans and financing commitments, with Social Dividend Account interest rate subsidies or loan guarantee, are detailed below by borrowers’ country location:

In thousand euros
	Outstanding		Financing commitments
Breakdown by borrowers’ country location	31/12/2020	31/12/2019	31/12/2020	31/12/2019
Turkey	434 000	459 000
Poland	177 426	173 501	6 220	14 288
Bosnia and Herzegovina	100 006	68 795	23 612	37 340
Romania	89 917	102 927	7 621	7 621
Albania	50 888	60 898
Kosovo	37 000		17 216
Moldova (Republic of)	34 765	26 772	8 461	10 933
Croatia	31 085	25 100		9 314
North Macedonia	22 226	17 738		5 262
Serbia	7 732	10 576
Italy	4 200	5 600
Georgia	4 167	3 082	2 500	2 500
Bulgaria	4 068	4 827
Total	997 480	958 816	65 630	87 258

The interest rate subsidies are presented in the Note K.

NOTE H - Tangible and intangible assets

				In thousand euros
	Land and buildings (*)	Fixtures	Other	Intangible assets	Total.
Gross book value
At 1 January 2020	37 679	15 202	7 863	27 109	87 852
Additions	8	692	1 102	5 955	7 757
Other movements		(859)	(957)	(248)	(2 064)
At 31 December 2020	37 687	15 035	8 008	32 816	93 545
Depreciation
At 1 January 2020	(279)	(11 059)	(6 793)	(11 897)	(30 029)
Charge for the year	(285)	(830)	(807)	(3 824)	(5 746)
Other movements		762	931		1 694
At 31 December 2020	(564)	(11 127)	(6 669)	(15 721)	(34 081)

Net book value
At 31 December 2020	37 123	3 908	1 339	17 094	59 464

				In thousand euros
	Land and buildings (*)	Fixtures	Other	Intangible assets	Total.
Gross book value
At 1 January 2019	36 448	14 694	9 269	22 820	83 231
Additions	196	662	161	5 055	6 074
Other movements	1 035	(154)	(1 567)	(766)	(1 453)
At 31 December 2019	37 679	15 202	7 863	27 109	87 852
Depreciation
At 1 January 2019		(10 232)	(7 559)	(9 868)	(27 659)
Charge for the year	(279)	(827)	(884)	(2 795)	(4 786)
Other movements			1 650	766	2 416
At 31 December 2019	(279)	(11 059)	(6 793)	(11 897)	(30 029)

Net book value
At 31 December 2019	37 400	4 143	1 070	15 211	57 824

(*) “Land and buildings” represent the Bank’s headquarters located at 55 avenue Kléber in Paris. In accordance with IFRS 16, a lease contract is also included in this item. The gross value of the right-of-use amounts to € 1.0 million as at 31 December 2020 and the amortisation to - € 563.1 thousand (31 December 2019: € 1.0 million and - € 279.0 thousand respectively).

FINANCIAL STATEMENTS 2020

NOTE I - Other assets and other liabilities

In thousand euros

	31/12/2020	31/12/2019

Other assets
Deposits of guarantees given (*)	421 361	176 297
Sundry debtors	4 639	3 316
Subscribed, called and unpaid capital and reserves to be received	2 132
Prepaid expenses	2 065	2 296
Sundry assets	764	820
Total	430 961	182 729
Other liabilities
Deposits of guarantees received (*)	298 417	571 444
Sundry creditors (**) (***)	14 095	3 993
Sundry liabilities	855	7 697
Total	313 367	583 134

(*)	The Bank receives and gives guarantees in the form of deposits or securities in relation to collateralisation contracts. As at 31 December 2020, the CEB:

-    paid € 421.4 million of guarantees in form of deposits (31 December 2019: € 176.3 million),

-    received € 298.4 million of guarantees in form of deposits (31 December 2019: € 571.4 million) and € 403.7 million in form of securities (31 December 2019: € 559.3 million).

(**)	Includes a provision of € 2.7 million regarding an unsettled negotiation about a cost recovery item for fiduciary activity.

(***)	Of which € 1.0 million of lease liability representing the gross value of the lease payments and - € 563.1 thousand of liability amortisation, in accordance with IFRS 16 (31 December 2019: € 1.0 million for the lease liability and - € 279.0 thousand for the liability amortisation).

NOTE J - Financial liabilities at amortised cost

In thousand euros

	31/12/2020	31/12/2019

Amounts owed to credit institutions and to customers
Interest-bearing accounts	90 606	100 606
Borrowings and term deposits	40 000	53 334
Total	130 606	153 940
Debt securities in issue at amortised cost
Bonds	21 843 305	20 452 833
Interest payable	154 572	174 450
Value adjustment to debt securities in issue hedged by derivative instruments	774 393	600 785
Total	22 772 270	21 228 068

Development of customers’ interest-bearing accounts

Within the framework of numerous bilateral and multilateral contribution agreements signed with donors, the CEB receives contributions in order to finance, through grants, activities in line with its objectives. The contributions received from donors are deposited on accounts opened in the CEB’s books.

In general, most of the contributions are provided by member states of the CEB and the European Union.

The Bank fulfils the role of account manager. As such, it processes and records the movements affecting the accounts and controls the available balances. Within the framework of these activities, the CEB may receive management fees.

The CEB is not exposed to credit risk on these accounts since it does not commit itself to provide a grant to a beneficiary without having first received a contribution commitment from one or more donors.

As at 31 December 2020 the Bank managed 25 interest-bearing accounts (2019: 26) with a total balance of € 90.6 million (2019: € 100.6 million). The resources on these accounts amount to € 383.5 million (2019: € 352.1 million) while disbursements stand at € 292.9 million (2019: € 251.5 million).

FINANCIAL STATEMENTS 2020

The table below provides a summary of the movements and commitments on the accounts administered by the CEB, distributed according to two categories:

●	Programs/Accounts funded by donor countries,

●	Programs/Accounts funded entirely or mainly by the European Union.

In thousand euros
	Resources(1)	Disbursements(2)	31/12/2020	Commitments to be received(3)	Commitments to be paid(3)
Programs/Accounts funded by donor countries	42 460	(30 227)	12 233		2 647

Programs/Accounts funded entirely or mainly by the European Union	341 026	(262 653)	78 373	100 852	78 605
Total	383 486	(292 880)	90 606	100 852	81 252

In thousand euros
	Resources(1)	Disbursements(2)	31/12/2019	Commitments to be received(3)	Commitments to be paid(3)
Programs/Accounts funded by donor countries	36 459	(28 518)	7 941	1 000	3 831

Programs/Accounts funded entirely or mainly by the European Union	315 605	(222 940)	92 665	42 919	125 824
Total	352 064	(251 458)	100 606	43 919	129 655

(1)	Consists of contributions received from donors and accrued interest,

(2)	Consists of grants disbursed to projects, fees and funds returned to donors,

(3)	The commitments to be received and to be paid refer to on-going projects only.

The table below presents the detail of the interest-bearing accounts distributed according to the two following categories:

					In thousand euros
Program/Account	Donor(s)	Opening year	Resources	Disbursements	31/12/2020	31/12/2019

Programs/Accounts funded by donor countries
Green Social Investment Fund	CEB	2020	5 000		5 000
Italian Fund for Innovative Projects	Italy	2017	1 000	(127)	873	959
Migrant and Refugee Fund	Albania, Bosnia and Herzegovina, Bulgaria, Cyprus, Czech Republic, France, Germany, Holy See, Hungary, Iceland, Ireland, Italy, Liechtenstein, Lithuania, Luxembourg, Malta, Norway, Poland, San Marino, Slovak Republic, Spain, Sweden, EIB, CEB	2015	28 416	(26 391)	2 025	2 956
Slovak Inclusive Growth Account	Slovak Republic	2016	4 000	(1 319)	2 681	2 083
Spanish Social Cohesion Account	Spain	2009	4 044	(2 390)	1 654	1 943

Sub-total Programs/Accounts funded by donor countries			42 460	(30 227)	12 233	7 941

FINANCIAL STATEMENTS 2020

					In thousand euros
Program/Account	Donor(s)	Opening year	Resources	Disbursements	31/12/2020	31/12/2019

Programs/Accounts funded entirely or mainly by the European Union

Accounts linked to the Regional Housing Program (RHP)
RHP Fund Country Account - BiH	European Union, Germany, Italy	2012	63 000	(42 013)	20 987	17 186
RHP Fund Country Account - BiH & SRB	Switzerland	2019	850	(21)	829	829
RHP Fund Country Account - Croatia	European Union	2013	9 303	(9 147)	156	695
RHP Fund Country Account - Montenegro	European Union, Germany	2013	3 500	(2 306)	1 194	1 194
RHP Fund Country Account - Serbia	European Union, Germany	2013	69 000	(52 385)	16 615	22 271
RHP Fund Regional Account	European Union, Turkey, United States of America	2012	47 257	(36 699)	10 558	10 903
RHP Fund Sub-Regional Account	Denmark, European Union, Germany, Luxembourg, Norway, Switzerland	2012	53 846	(46 649)	7 197	16 542
RHP Implementation	European Union	2013	25 120	(24 660)	460	460
RHP Implementation 2	European Union	2017	12 175	(10 670)	1 505	2 860
RHP Implementation Support Fund Account	Switzerland	2019	500		500	500
RHP Implementation Support Fund - ODA Account	Germany	2019	1 641		1 641	1 000
Special Account RHP Republic of Cyprus	Cyprus	2012	50	(1)	49	49
Special Account RHP Czech Republic	Czech Republic	2013	84	(40)	44
Special Account RHP Hungary	Hungary	2014	30	(1)	29	29
Special Account RHP Slovak Republic	Slovak Republic	2012	40	(25)	15	19

Eastern Europe Energy Efficiency and Environment Partnership (E5PR)
Reconstruction - rehabilitation of public schools and increasing energy efficiency in Tbilisi, Georgia	European Union Other Donors	2016	1 000	(1 000)

European Local Energy Assistance Facility (ELENA)
CEB-ELENA 2012	European Union	2012	1 000	(726)	274	619

Facility for Refugees in Turkey (FRIT)
Turkey Refugee Account	European Union	2017	50 000	(34 009)	15 991	16 839

Instrument for Pre-Accession Assistance (IPA) / Western Balkans Investment Framework (WBIF)
WBIF: construction of prison facilities in Serbia	European Union Other Donors	2015	1 430	(1 101)	329	449
WBIF: vulnerable persons living in collective accomodation in Bosnia and Herzegovina	European Union Other Donors	2014	1 200	(1 200)		221

Sub-total Programs/Accounts funded entirely or mainly by the European Union			341 026	(262 653)	78 373	92 665

Total Interest-bearing accounts			383 486	(292 880)	90 606	100 606

FINANCIAL STATEMENTS 2020

NOTE K - Social Dividend Account

The Bank uses the SDA to finance four types of grants:

- interest rate subsidies on loans granted by the Bank,

- guarantees to support the Bank’s financing of high social impact projects,

- technical assistance within the framework of projects financed by the CEB,

- grant contributions.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to € 300 thousand, which are approved by the Governor.

Grants can be up to € 2 million each, with the exception of grant contributions which are limited to € 500 thousand. Annual approvals per country, all windows combined, cannot exceed 10% of SDA resources available for approval.

At 31 December 2020, the breakdown of these sub-accounts is the following:

In thousand euros
SDA windows	31/12/2020	31/12/2019
Subsidies on loans approved	15 476	17 817
Available for subsidy	1 640	2 064
Interest rate subsidies on loans	17 116	19 881
Guarantees on loans approved	4 696	13 000
Available for guarantees	18 576	7 272
Loan guarantees	23 272	20 272
Approvals for technical assistance	1 543	1 640
Available for technical assistance	5 498	4 781
Technical assistance	7 041	6 421
Approved grant contributions
Available for grant contributions	2 320	1 970
Grant contributions	2 320	1 970
Total	49 749	48 544

Funding

The SDA can be funded by:

a)	contributions received from CEB’s member states through dividends of a social nature, when the Bank’s annual profit is allocated,

b)	voluntary contributions from the Bank’s member states, upon approval by the Administrative Council, and

c)	voluntary contributions from Council of Europe member states and from non-member states or international institutions, upon approval by the Governing Board and the Administrative Council.

The Administrative Council decided the allocation of € 5 million to the SDA from the net profit of the Bank for 2019 financial year.

FINANCIAL STATEMENTS 2020

NOTE L - Provisions

In thousand euros
	31/12/2020	31/12/2019
Provisions
Provision on social commitments	356 440	318 781
Impairment relating to financing commitments (Note S)	3 728	1 720
Total	360 168	320 501

Movements in provision on social commitments

The Bank administers a pension scheme and other post-employment benefits concerning a health care scheme, a fiscal adjustment scheme and a termination of service scheme. The amount of the commitment in relation to each post-employment benefit is determined separately using the projected unit credit actuarial valuation method. The last actuarial valuation was carried out as at 31 December 2020 based on individual data as at 30 June 2020.

The financial situation relating to post-employment benefits is presented below:

In thousand euros
	Pension scheme	Other post-employment benefits	Total
Provision as at 1 January 2020	267 539	51 242	318 781
Service cost	11 486	3 043	14 529
Interest cost related to discounted commitments	4 056	771	4 827
Changes in actuarial differences recognised directly in equity	20 249	3 327	23 576
Benefits paid	(3 893)	(1 380)	(5 273)
Provision as at 31 December 2020	299 437	57 003	356 440

	Pension scheme	Other post-employment benefits	Total
Provision as at 1 January 2019	213 821	41 121	254 942
Service cost	10 126	2 637	12 763
Interest cost related to discounted commitments	4 332	826	5 158
Changes in actuarial differences recognised directly in equity	42 523	7 883	50 406
Benefits paid	(3 263)	(1 225)	(4 488)
Provision as at 31 December 2019	267 539	51 242	318 781

The main assumptions used in assessing the commitment relative to the post-employment benefits are shown below:

Sundry information	2020	2019
Interest discount rate	1.25%	1.50%
Inflation rate	1.75%	1.75%
Pensions revaluation rate	1.75%	1.75%
Salary increase rate	3.50%	3.50%
Medical care employer’s contribution rate	6.28%	6.28%
Average duration	21.70	22.57

FINANCIAL STATEMENTS 2020

Sensitivity test

The table below provides information on the sensitivity of the commitment (Projected Benefit Obligation - PBO) in respect of the post-employment benefits as evaluated as at 31 December 2020, as well as the service cost, the interest cost and the estimated benefits for the year 2021, calculated based on a change of the discount rate assumption of -/+ 0.25%:

In thousand euros
Pension scheme	PBO 31/12/2020	Service cost 2021	Interest cost on PBO 2021	Estimated benefits 2021	PBO 31/12/2021
Discount rate -0.25%	315 684	12 853	3 126	(6 103)	325 560
Discount rate +0.25%	284 333	11 280	4 219	(6 096)	293 735

As at 31 December 2020, a decrease in the discount rate of 0.25% would have resulted in an increase of the pension commitment of 5.4%. A 0.25% increase in the discount rate would have resulted in a decrease of this commitment of 5.0% at that date.

					In thousand euros
Other post-employment benefits	PBO 31/12/2020	Service cost 2021	Interest cost on PBO 2021	Estimated benefits 2021	PBO 31/12/2021
Discount rate -0.25%	60 216	2 539	592	(1 942)	61 405
Discount rate +0.25%	54 025	2 211	796	(1 942)	55 090

As at 31 December 2020, a decrease in the discount rate of 0.25% would have resulted in an increase of the commitment relating to other post-employment benefits of 5.6%. A 0.25% increase in the discount rate would have resulted in a decrease of this commitment of 5.2% at that date.

NOTE M - Capital

Capital management

In conformity with its Articles of Agreement (Article III), any European State (member or non-member state of the Council of Europe) and any international institution with a European focus may, upon the conditions established by the Governing Board, become a member of the Bank.

The Bank issues participating certificates denominated in euros to which members subscribe. Each certificate has the same nominal value of € 1 000.

The accession procedures consist in addressing a declaration to the Secretary General of the Council of Europe stating that the applicant endorses the Bank’s Articles of Agreement and subscribes the number of participating certificates fixed in agreement with the Governing Board. Any state becoming a member of the Bank shall confirm in its declaration its intention:

-	to accede at the earliest opportunity, to the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe,

-	pending such accession, to apply the legal arrangements resulting from the Protocol to the property, assets and operations of the Bank and to grant to the organs and staff of the Bank the legal status resulting from the Protocol (Articles of Agreement, Article III).

The Governing Board establishes the provisions for the subscription and paying in of capital as well as provisions regarding any capital increase. The terms and conditions for the potential withdrawal of a member state are defined in the CEB’s Articles of Agreement (Article XV). The Bank has never received such kind of request. Based on this and according to IAS 32 as amended in February 2008, the participating certificates are classified as equity instruments.

The subscription to the Bank’s capital and reserves shall be calculated based on the contribution rate of the applicant countries to the budget of the Partial Agreement of the Council of Europe on the CEB.

The Bank’s subscribed capital is composed of paid-in capital and callable capital. The paid-in capital is the portion of the capital to be paid at the accession to the Bank upon the Governing Board’s decision following a proposal by the Administrative Council. Since its inception, the Bank has never withdrawn any subscribed capital.

The Bank’s capital adequacy in terms of risks linked to its operations is assessed through a prudential framework organised around various ratios (see chapter 4 in Note B).

FINANCIAL STATEMENTS 2020

Capital breakdown by member state is presented below:

				In thousand euros
Members	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital

France	915 770	814 114	101 656	16.720%
Germany	915 770	814 114	101 656	16.720%
Italy	915 770	814 114	101 656	16.720%
Spain	597 257	530 958	66 299	10.905%
Turkey	388 299	345 197	43 102	7.089%
Netherlands	198 813	176 743	22 070	3.630%
Belgium	164 321	146 083	18 238	3.000%
Greece	164 321	146 083	18 238	3.000%
Portugal	139 172	123 724	15 448	2.541%
Sweden	139 172	123 724	15 448	2.541%
Poland	128 260	114 023	14 237	2.342%
Denmark	89 667	79 712	9 955	1.637%
Finland	69 786	62 039	7 747	1.274%
Norway	69 786	62 039	7 747	1.274%
Bulgaria	62 459	55 526	6 933	1.140%
Romania	59 914	53 264	6 650	1.094%
Switzerland	53 824	43 229	10 595	0.983%
Ireland	48 310	42 948	5 362	0.882%
Hungary	44 788	39 816	4 972	0.818%
Czech Republic	43 037	38 260	4 777	0.786%
Luxembourg	34 734	30 878	3 856	0.634%
Serbia	25 841	22 973	2 868	0.472%
Croatia	21 376	19 003	2 373	0.390%
Cyprus	19 882	17 676	2 206	0.363%
Slovak Republic	18 959	16 854	2 105	0.346%
Albania	13 385	11 899	1 486	0.244%
Latvia	12 808	11 387	1 421	0.234%
Estonia	12 723	11 311	1 412	0.232%
North Macedonia	12 723	11 311	1 412	0.232%
Lithuania	12 588	11 191	1 397	0.230%
Slovenia	12 295	10 930	1 365	0.224%
Iceland	10 144	9 018	1 126	0.185%
Malta	10 144	9 018	1 126	0.185%
Georgia	9 876	8 780	1 096	0.180%
Bosnia and Herzegovina	9 689	8 614	1 075	0.177%
Montenegro	6 584	5 853	731	0.120%
Kosovo	6 559	5 831	728	0.120%
Moldova (Republic of)	5 488	4 878	610	0.100%
Andorra	4 925	4 378	547	0.090%
San Marino	4 867	4 206	661	0.089%
Liechtenstein	2 921	2 374	547	0.053%
Holy See	137	107	30	0.003%
Total 2020	5 477 144	4 864 180	612 964	100.000%
Total 2019	5 472 219	4 859 802	612 417

The earnings per participating certificate for 2020 amount to € 13.66 (€ 19.13 for 2019).

In 2020, further to Andorra’s accession, the Bank’s subscribed capital increased by € 4 925 thousand, of which € 547 thousand related to called capital. Its contribution to the reserves totals € 2 296 thousand. The payments of the called capital and the contribution to the reserves are scheduled in four equal annual instalments. The first instalment of € 711 thousand was paid in 2020. The total of the three outstanding instalments is detailed below:

			In thousand euros
Member	Capital to be paid	Reserves to be paid	Total
Andorra	410	1 722	2 132
Total	410	1 722	2 132

FINANCIAL STATEMENTS 2020

NOTE N - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value calculated exclusive of accrued interest on financial instruments are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss” (Note P).

Interest income and expenses on fair value hedging derivatives are shown with the income and expenses arising from those items for which they provide risk coverage.

In thousand euros
	2020			2019

	Income	Expenses	Net.	Income	Expenses	Net.

Financial assets at fair value through equity
Debt securities transactions	22 831	(3 856)	18 975	28 735	(4 231)	24 504
Derivatives financial instruments	7 009	(28 983)	(21 974)	8 851	(33 315)	(24 464)
Sub-total	29 840	(32 839)	(2 999)	37 586	(37 546)	40

Financial assets at amortised cost
Loans	134 496	(10)	134 486	150 284	(1)	150 283
Advances	32 797	(21 100)	11 697	54 099	(13 056)	41 043
Debt securities	56 408		56 408	62 432		62 432
Derivatives financial instruments	9 691	(123 807)	(114 116)	12 419	(131 918)	(119 499)
Sub-total	233 392	(144 917)	88 475	279 234	(144 975)	134 259

Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	2 744		2 744	2 372	(139)	2 233
Debt securities in issue		(278 420)	(278 420)		(349 303)	(349 303)
Derivatives financial instruments	371 779	(29 886)	341 893	402 802	(28 284)	374 518
Sub-total	374 523	(308 306)	66 217	405 174	(377 726)	27 448

Other interest expenses and similar charges		(4 827)	(4 827)		(5 158)	(5 158 )

Interest margin	637 755	(490 889)	146 866	721 994	(565 405)	156 589

FINANCIAL STATEMENTS 2020

NOTE O - Segment information

The CEB is a multilateral development bank with a social vocation. It grants loans to finance projects in its member states. This activity is funded by public issues and private placements.

Within this ambit, the Bank holds a single operational field of activity. It intervenes in geographical areas where its contribution is most needed, particularly in Central and Eastern European countries, which constitute the target countries.

Its activity of project financing is conducted exclusively in Europe. However, for other financial operations, in particular its public issues, the CEB operates in Europe as well as in other continents. Therefore, these operations are not shown in the table below.

The interest on loans is broken down by borrowers’ country location as follows:

		In thousand euros
Breakdown by borrowers’ country location	2020	2019
Turkey	16 879	18 722
Poland	15 017	22 250
Romania	9 428	11 370
Hungary	8 913	8 731
Croatia	4 728	5 270
Lithuania	4 482	4 646
Cyprus	3 671	4 008
Slovak Republic	3 431	3 476
Albania	1 815	2 058
Serbia	1 434	1 582
Bosnia and Herzegovina	1 269	1 326
Bulgaria	1 204	747
Czech Republic	990	1 172
North Macedonia	875	916
Moldova (Republic of)	674	798
Latvia	579	654
Montenegro	335	362
Slovenia	319	270
Estonia	159	260
Georgia	122	192
Kosovo	1
Sub-total target countries	76 325	88 810
Belgium	18 884	19 612
Spain	8 032	9 052
France	6 993	7 307
Netherlands	6 266	5 079
Germany	5 135	7 442
Portugal	3 749	4 620
Ireland	3 301	3 200
Sweden	2 070	1 265
Italy	2 034	1 713
Finland	877	797
Iceland	738	1 308
Greece	35
Andorra	1
San Marino	1
Sub-total other countries	58 116	61 395

Target countries through other countries	55	78

Total	134 496	150 283

Outstanding loans by country are presented in Note G.

FINANCIAL STATEMENTS 2020

NOTE P - Net gains or losses from financial instruments at fair value through profit or loss

Net gains from financial instruments at fair value through profit or loss cover the profit and loss items relative to financial instruments, except for the interest income and charges presented under “Interest margin” (Note N).

	In thousand euros
	2020	2019

Net result from fair value hedging instruments	30 604	40 563
Revaluation of hedged items attributable to hedged risks	(32 022)	(38 995)
Result from financial instruments at fair value through profit or loss	(1 094)	(1 355)
Revaluation of exchange positions	(293)	182
Value adjustment for own credit risk (Debit Valuation Adjustment – DVA)	31	(93)
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)	(332)	364

Total	(3 106)	665

NOTE Q - General operating expenses

In thousand euros
	2020	2019

Wages and salaries	(26 300)	(25 167)
Social charges and pension costs	(13 342)	(11 902)
Other general operating expenses	(11 339)	(11 958)

Total	(50 981)	(49 027)

As at 31 December 2020, the Bank staff was composed of: 4 appointed officials (Governor and Vice-Governors) and 209 professional staff. As at 31 December 2019: 4 appointed officials (Governor and Vice-Governors) and 206 professional staff.

NOTE R - Cost of risk

The general impairment valuation model used by the CEB is based on the following two steps:

▪	assessing whether there is a significant increase in credit risk since initial recognition, and

▪	measuring the impairment allowance on the 12-month expected losses basis if there has been no significant increase in credit risk since initial recognition or on the full lifetime expected losses basis (i.e. expected loss at maturity) if there has been a significant increase in credit risk since initial recognition.

These two steps must be based on a forward-looking approach.

Significant increase in credit risk

The assessment of a significant increase in credit risk is measured at the level of each transaction based on indicators and thresholds that vary according to the type of counterparty and its internal rating.

The indicator used to assess a significant increase in credit risk is the counterparty’s internal credit rating. The internal rating system is described in Note B (Credit Risk section). The assessment is based on a relative criterion namely the number of notches of downgrades compared to the original rating. However, where the transaction was already present in the bank’s portfolio as at 1 January 2018, the criterion for assessing a significant increase in credit risk is absolute according to the internal credit rating at the valuation date.

In both cases, the deterioration in credit quality is considered significant, and the transaction is classified in stage 2, if the internal credit rating at the valuation date is 3.5 or below. However, sovereigns are systematically classified in stage 1 given the CEB’s Preferred Creditor Status.

Assets are considered in default and classified in stage 3 in the event of a payment delay of more than 90 days.

During the year 2020, no defaults occurred in the Bank’s portfolio. In addition, the Bank has not identified any significant increase in credit risk within the meaning of IFRS 9, leading to a transfer from stage 1 to stage 2 or stage 3.

FINANCIAL STATEMENTS 2020

Forward-looking approach

The Bank takes forward-looking information into account in measuring Expected Credit Losses (“ECL”).

The Bank has chosen to use three macroeconomic scenarios, covering a wide range of potential future economic conditions. Currently, the scenarios are defined by Moody’s Analytics and updated on a monthly basis.

The main macroeconomic variables are the evolution of GDP in the euro area and the evolution of stock markets in Europe. The modelling of macroeconomic variables over the projection horizon is based on Monte Carlo simulations using an autoregressive model with two variables and three lags.

The scenarios used under IFRS 9 are as follows:

▪	a base scenario, which describes the most likely economic situation over the 5-year projection horizon;

▪	an adverse scenario, which reflects the impact of the materialisation of risks weighing on the base scenario, resulting in a less favourable economic situation. This scenario is defined as the 10% quantile in Monte Carlo simulations of GDP growth in the euro area;

▪	a favourable scenario, which reflects the materialisation of risks resulting in a better economic situation. This scenario is defined as the 90% quantile in Monte Carlo simulations of GDP growth in the euro area.

In order to arrive at a balanced estimate of the provisions, the probability of occurrence of the favourable scenario is equal to the probability of occurrence of the adverse scenario.

The weights assigned to the scenarios are as follows:

▪	60% for the base scenario,

▪	20% for the adverse scenario, and

▪	20% for the favourable scenario.

Cost of risk provision for the period

		In thousand euros
	2020	2019

Net allowances to impairment - capital	(7 802)	1 965
Net allowances to impairment - interest	(9)	7

Total	(7 811)	1 972

Detail of the cost of risk for the period

		In thousand euros
	2020	2019

Balances with central banks	(21)	(18)
Financial assets at fair value through equity	(68)	35
Financial assets at amortised cost
Loans	(5 640)	941
Advances	(37)	(41)
Debt securities	21	90
Other assets	(58)	22
Financing commitments	(2 009)	943

Total	(7 811)	1 972

Cost of risk of unimpaired outstanding	(7 811)	1 972
of which stage 1	(7 811)	1 972
of which stage 2
Cost of risk of impaired outstanding - stage 3

FINANCIAL STATEMENTS 2020

Changes in impairment over the period

In thousand euros
	Impairment on outstanding amounts with expected 12 months losses (stage 1)	Impairment on outstanding amounts with lifetime expected losses (stage 2)	Impairment on doubtful outstanding amounts (stage 3)	Total
As at 1 January 2020	(14 907)			(14 907)

Net allowances to impairment
Financial assets acquired during the period	(6 168)			(6 168)
Financial assets derecognised during the period	778			778
Transfer to stage 2
Transfer to stage 3
Transfer to stage 1
Other allowances/reversals without stage transfer	(2 421)			(2 421)

As at 31 December 2020	(22 718)			(22 718)

NOTE S - Financing commitments given or received

In thousand euros
	31/12/2020	31/12/2019

Financing commitments given
To credit institutions	788 042	934 595
To customers	7 664 998	5 508 682

Total financing commitments given	8 453 040	6 443 277

Impairment of financing commitments given	3 728	1 720
of which stage 1	3 728	1 720
of which stage 2
of which stage 3

No financing commitment received was recorded as at 31 December 2020.

NOTE T - Post-balance sheet events

No material events that would require disclosure or adjustment to these financial statements occurred between 31 December 2020 and the closing date of the accounts by the Governor on 1 March 2021.